Exhibit 10.3

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

This PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of September 2, 2011 (the “Effective Date”), by and between DECKERS OUTDOOR CORPORATION, a Delaware corporation (“Purchaser”), and SANTA BARBARA REALTY DEVELOPMENT, L.L.C., a Delaware limited liability company (“Seller”).

R E C I T A L S :

A.                                   Seller is the owner of that certain unimproved real property located at 6601 and 6699 Hollister Avenue, 201 S. Los Carneros and 250 Coromar Drive in the City of Goleta, County of Santa Barbara, State of California, consisting of approximately 13.816 acres of land (the “Land”) described as Lots 1, 2 and 3 of Final Map No. 32,035 (“Final Map No. 32,035”) recorded in the Official Records of Santa Barbara County, California (“Official Records”) and more particularly described on Exhibit “A” attached hereto.  The Land and any easements, appurtenances, mineral rights, development rights, air and water rights and privileges appurtenant to the Land are collectively referred to hereinafter as the “Real Property”.  The Real Property is located in the project commonly known as “Cabrillo Business Park” (the “Project”).

B.                                     Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, upon the terms and conditions hereinafter set forth, the Real Property and all of Seller’s right, title and interest (if any) in and to the following (but specifically excluding the Excluded Property (as defined in Section 1.2 below)):  all assignable intangible personal property, if any, owned by Seller at the Close of Escrow (as defined in Section 5.2.1 below) and arising out of Seller’s ownership of the Real Property, including (to the extent any such items exist):  (A) any rights and benefits under that certain Declaration of Covenants, Conditions and Restrictions and Grant and Reservation of Easements for Cabrillo Business Park, made by Seller, as Declarant, and recorded April 27, 2009 as Document No. 2009-232212 in the Official Records (the “Cabrillo CC&Rs”) which are appurtenant and run with title to the Real Property; (B) any transferable licenses and permits issued by governmental authorities relating solely to the use, maintenance, occupancy and/or operation of the Real Property, including any rights and privileges under that certain Development Agreement, dated May 7, 2007, between Seller and the City of Goleta and recorded June 25, 2007 as Instrument No. 2007-0046722 of Official Records (the “Development Agreement”), pertaining to the Land (it being understood nothing contained in this Agreement shall be deemed to sell, convey, transfer or assign to Purchaser any rights or privileges under the Development Agreement pertaining to any real property other than the Land); and (C) all architectural, engineering, construction, landscaping and other building design plans, including the right to use same (collectively, the “Other Intangible Property”).

The Real Property and the Other Intangible Property are hereinafter collectively referred to as the “Property.”

C.                                     Initially capitalized terms used in the Recitals and elsewhere in this Agreement shall have the meanings ascribed to them in this Agreement, whether or not such terms are used before or after the definitions set forth herein.  An initially capitalized defined term may be used in this Agreement prior to defining such term.  An index of defined terms used in this Agreement is included with the Table of Contents of this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Nonrefundable Consideration, the Purchaser Independent Consideration and the Seller Independent Consideration (as each such terms are defined below), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree that the terms and conditions of this Agreement and the instructions to Fidelity National Title Company, 4050 Calle Real, Suite 100, Santa Barbara, California 93140, Attention:  Susan Lowe (“Escrow Holder”) with regard to the escrow created pursuant hereto (the “Escrow”) are as follows:

ARTICLE I

PURCHASE AND SALE

1.1                                 Agreement to Purchase and Sell.  Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller, for the Purchase Price and upon the terms and conditions hereinafter set forth in this Agreement.

1.2                                 Excluded Property.  Notwithstanding anything to the contrary contained in this Agreement, the term “Property” shall not include any of the following items, all of which are excluded from the sale by Seller to Purchaser hereunder:  (a) all cash on hand, checks, money orders and accounts receivable, (b) any operating accounts, replacement or reserve accounts or other accounts maintained by or on behalf of Seller or Seller’s affiliates with respect to the Property; (c) the refundable cash or other security deposits or bonds posted for the benefit of the Project (and not exclusively for the Land) by or on behalf of Seller with any governmental authorities or other parties (including the deposit with Goleta Water District for construction of a new water main); (d) any refunds of Property Taxes, personal property taxes and similar payments attributable to the period prior to the Close of Escrow, provided, however, any refunds for the Current Tax Period in which the Close of Escrow occurs shall be prorated in accordance with Section 5.9.2 below; (e) any claims under Seller’s insurance policies (except as contemplated in, and subject to the provisions set forth in, Section 9.2 below); and (f) the Excluded Documents (defined in Section 3.3 below).

1.3                                 Indivisible Economic Package.  Purchaser has no right to purchase and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Purchaser and Seller to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

ARTICLE II

PURCHASE PRICE; PURCHASE PRICE ADJUSTMENTS

2.1                                 Purchase Price.  The purchase price (the “Purchase Price”) for the Property shall be Twenty Million Four Hundred Twenty-Eight Thousand Seventeen Dollars ($20,428,017.00); provided, however, in the event the Close of Escrow occurs on or before December 30, 2011, Purchaser shall receive a credit towards the Purchase Price equal to Five Hundred Thousand and No/100s Dollars ($500,000.00) (the “2011 Closing Credit”).

2.2                                 Payment of Purchase Price.  The Purchase Price shall be paid by Purchaser as follows:

2.2.1                        Deposit.

(a)                                  Initial Deposit.  Within three (3) Business Days after the execution and delivery to Escrow Holder by both Seller and Purchaser of this Agreement, the “Memorandum of Agreement” and the “Quitclaim” (as such terms are defined in Section 10.10 below) (time being of the essence), Purchaser shall deposit, or cause to be deposited with Escrow Holder, in cash, by a confirmed wire transfer of immediately available funds or by certified bank check (hereinafter referred to as “Immediately Available Funds”), the amount of Four Hundred Fifty Thousand Dollars ($450,000.00) (the “Initial Deposit”), and the Penfield Deposit (as defined in Section 11.1 below) in the amount of Sixteen Thousand Dollars ($16,000.00), for an aggregate amount of Four Hundred Sixty-Six Thousand and No/100s Dollars ($466,000.00).  If Purchaser fails to deliver the Initial Deposit and the Penfield Deposit into Escrow strictly as and when contemplated herein, then such failure shall constitute a material breach by Purchaser under this Agreement, and this Agreement shall automatically terminate and thereafter neither party shall have any further rights or obligations except for the Surviving Obligations (as hereinafter defined).  Escrow Holder shall place the Initial Deposit, upon receipt, in one or more federally insured interest bearing accounts, which shall be consistent with the timing requirements of this transaction and reasonably satisfactory to Purchaser and Seller (the “Escrow Account”), pending disbursement in accordance with the terms of this Agreement.  The Penfield Deposit shall be held and disbursed as provided in Section 11.1 below.  All interest which accrues on the “Deposit” (as defined below) while held by Escrow Holder in the Escrow Account shall be added to and increase the Deposit.  Following Escrow Holder’s receipt of the Initial Deposit and the Penfield Deposit and confirmation that such funds have cleared with the bank, Escrow Holder shall promptly record the Memorandum of Agreement in the Official Records and provide a conformed copy of such recorded document to Seller and Purchaser.

(b)                                 Additional Deposit.  Within three (3) Business Days following the expiration of the Due Diligence Deadline (time being of the essence), provided that Purchaser has not previously elected to terminate the Agreement in accordance with its rights set forth herein, Purchaser shall deposit or cause to be deposited, with Escrow Holder, in Immediately Available Funds, the additional amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Additional Deposit”).  The Initial Deposit and the Additional Deposit (or so much thereof that is required to be deposited with Escrow Holder from time to time), together with all interest accrued thereon while in the Escrow Account, shall be collectively referred to herein as the

“Deposit”.  In no event shall the “Deposit” be deemed to include the Stockpiling Deposit (as defined in Section 11.1 below) and/or the Penfield Deposit, except where expressly set forth below in this Agreement.

(c)                                  BRM Deposit.  Purchaser and Seller hereby acknowledge and agree that a portion of the Initial Deposit equal to Two Hundred Thousand Dollars ($200,000.00) (the “BRM Deposit”) shall be immediately released by Escrow Holder to Seller upon delivery of the Initial Deposit to Escrow Holder without any further instructions required by either Purchaser or Seller hereunder, to pay for Seller’s actual documented out-of-pocket costs incurred in connection with obtaining any and all required entitlements and approvals for the “Parcel 2 Building,” the “Parcel 3 Building,” the “Outdoor Area Improvements” and the “Exterior Modifications” (as such terms are defined hereinafter below) (collectively, the Parcel 2 Building, the Parcel 3 Building, the Outdoor Area Improvements and the Exterior Modifications shall be referred to herein as the “Purchaser’s Required Modifications”).

(i)                                     Purchaser and Seller further acknowledge and agree that, prior to the Effective Date, Seller has incurred the full amount of the BRM Deposit, and Purchaser has previously received and approved copies of appropriate invoices evidencing the costs incurred.

(ii)                                  All of the BRM Deposit (i.e., $200,000.00) disbursed to Seller as set forth above shall also be referred to herein as the “Nonrefundable Consideration”.  The Nonrefundable Consideration shall be deemed option consideration for Seller’s agreement to enter into this Agreement and seek the approvals for Purchaser’s Required Modifications and shall be non-refundable to Purchaser under all circumstances except as otherwise expressly set forth in this Agreement.

(d)                                 Disposition of Deposit.  The Initial Deposit (excluding the Nonrefundable Consideration) shall be refundable to Purchaser if Purchaser terminates this Agreement in accordance with the provisions set forth in this Agreement prior to the expiration of the “Due Diligence Deadline” (as such term is defined below).  Following the expiration of the Due Diligence Deadline, the Deposit shall be non-refundable to Purchaser in all circumstances except in the following circumstances:  (1) the “Additional Due Diligence Conditions” (as such term is defined below) are not satisfied prior to the expiration of the Due Diligence Deadline; or (2) a condition to the close of escrow for Purchaser’s benefit fails to occur (each, a “Deposit Refund Condition”); or (3) the transaction fails to close due to Seller’s default (a “Seller Default Condition”).

(i)                                     If a Deposit Refund Condition occurs following the expiration of the Due Diligence Deadline, then (A) the Initial Deposit (including the BRM Deposit, but excluding the Nonrefundable Consideration), and the Additional Deposit, if applicable, shall be refunded to Purchaser, (B) fifty percent (50%) of the Nonrefundable Consideration shall be refunded to Purchaser, and (iii) fifty percent (50%) of the Nonrefundable Consideration shall be retained by Seller as option consideration as provided above.  (For example, with the entire BRM Deposit of $200,000.00 disbursed to Seller as Nonrefundable Consideration, then the amount of the Nonrefundable Consideration to be refunded to Purchaser if a Deposit Refund Condition occurs shall equal to $100,000.00 and the remaining $100,000.00 shall be retained by Seller as option consideration as provided above).

(ii)                                  If a Seller Default Condition occurs following the expiration of the Due Diligence Deadline, then the entire Deposit (including the Nonrefundable Consideration) shall be refunded to Purchaser.

(iii)                               Notwithstanding anything to the contrary set forth above, if Purchaser terminates the Agreement after the expiration of the Due Diligence Deadline, for any reason or no reason other than the occurrence of a Deposit Refund Condition or a Seller Default Condition, then the Initial Deposit (including the Nonrefundable Consideration) shall be disbursed by Escrow Holder to, and retained by, Seller as liquidated damages, as provided herein.

2.2.2                        Escrow Holder Custody and Disbursement of Deposit.  Following the expiration of the Due Diligence Deadline, Escrow Holder shall disburse the Deposit as follows:  (a) if the Close of Escrow occurs, the Deposit shall be applied to the payment of the Purchase Price pursuant to Section 2.2.3 below upon the Close of Escrow; (b) if any Deposit Refund Condition occurs, then the Deposit (excluding fifty percent (50%) of the Nonrefundable Consideration) shall be returned by Escrow Holder to Purchaser (and fifty percent (50%) of the Nonrefundable Consideration shall be retained by Seller as option consideration as provided above); (c) if the Close of Escrow fails to occur due to a Seller Default Condition, the entire Deposit (including the BRM Deposit and the Nonrefundable Consideration) shall be refunded to Purchaser, and (d) if the provisions of Section 8.1 below apply, the portion of the Deposit then previously delivered to Escrow Holder (including any portion of the BRM Deposit that has not been released as Nonrefundable Consideration) shall be disbursed by Escrow Holder to Seller, without the necessity of any further instructions, consent or approval of Purchaser or any third party, and retained by Seller as the liquidated damages pursuant to Section 8.1.

2.2.3                        Closing Funds.  At least one (1) Business Day prior to the Close of Escrow, Purchaser shall deposit or cause to be deposited with Escrow Holder, in Immediately Available Funds, the sum of (a) the remaining balance of the Purchase Price, less the “Stockpiling Credit” (as defined in Section 11.1 below) and the 2011 Closing Credit, if applicable (the “Purchase Price Balance”), plus (b) any amounts in addition to the Deposit and the Purchase Price Balance as are necessary to pay Purchaser’s share of closing costs, prorations and charges payable pursuant to this Agreement.

ARTICLE III

PURCHASER’S DUE DILIGENCE CONDITIONS

As used herein, (a) the “Due Diligence Deadline” means 5:00 p.m. (Pacific Time) on the earlier of (i) November 30, 2011, or (ii) the date that is ninety (90) days following the Effective Date, (b) the “Purchaser Initial Due Diligence Conditions” means, collectively, the matters described in Section 3.1 through Section 3.7 below, and (c) the “Additional Due Diligence Conditions” shall mean, collectively, the matters described in Section 3.10 below.  Purchaser’s obligations under this Agreement shall be subject to the satisfaction of, or waiver by Purchaser of, all of the Purchaser Initial Due Diligence Conditions (except to the extent specifically provided in Section 3.1.3 with respect to any New Title Exception which arises prior to the Close of Escrow) and all of the Additional Due Diligence Conditions no later than the Due Diligence Deadline.  The obligations of the parties with respect to the Purchaser Initial Due Diligence Conditions and Additional Due Diligence Conditions are as set forth below in this Article III.

3.1                                 Title.

3.1.1                        Purchaser’s Review of Title.  Concurrently with the execution and delivery of this Agreement, Seller has delivered, or caused to be delivered, to Purchaser (and Purchaser acknowledges receipt of same):  (a) that certain Preliminary Title Report No.  11-77501954-KJ issued as of May 16, 2011, for the Property (the “Title Report”) by Fidelity National Title Company (the “Title Company”), (b) all underlying documents evidencing exceptions to title referred to in the Title Report, (c) a plotting of all easements referenced in the Title Report, and (d) a copy of the current vesting deed for the Property.  The Title Report, such underlying documents evidencing title exceptions therein, such plotting of easements and the vesting deed are referred to herein collectively as the “Title Documents”.  Purchaser shall have until 5:00 p.m. Pacific Time on the date that is five (5) Business Days prior to the Due Diligence Deadline (the “Title Notice Deadline”) to either approve of the exceptions to title and other matters contained in the Title Documents or to deliver written notice to Seller and Escrow Holder (the “Title Objection Notice”) specifying any title objections or other matters in the Title Documents to which Purchaser objects or conditionally approves (collectively, “Title Objections”).  Purchaser’s failure to timely deliver either an unconditional approval of the condition of title and the Title Documents or a Title Objection Notice shall be deemed to be a disapproval of the Title Report and Title Documents by Purchaser and this Agreement shall automatically terminate and thereafter neither party shall have any further rights or obligations under this Agreement except for the Surviving Obligations (as hereinafter defined), and the Initial Deposit (excluding the Nonrefundable Consideration) shall be returned to Purchaser as set forth in this Agreement, as if Purchaser had terminated this Agreement prior to the expiration of the Due Diligence Deadline.  If Purchaser delivers a Title Objection Notice as provided above, Seller shall have until 5:00 p.m. Pacific Time on the date that is two (2) Business Days prior to the expiration of the Due Diligence Deadline, in Seller’s sole discretion, by written notice to Purchaser (the “Title Response Notice”) to either (i) notify Purchaser in writing that Seller shall remove or cure some or all of the Title Objections set forth in the delivered Title Objection Notice (or to satisfy the conditions of Purchaser’s approval thereof) prior to the Close of Escrow, or (ii) to advise Purchaser that Seller is unable or unwilling to remove or cure any or all of the Title Objections (or satisfy the conditions to Purchaser’s approval thereof).  Seller may remove or cure any Title Objection (or satisfy the conditions to Purchaser’s approval thereof) by causing the Title Company to insure over such Title Objection in a manner acceptable to Purchaser in Purchaser’s sole and absolute discretion.  Seller’s election pursuant to any Title Response Notice shall be at Seller’s sole option and discretion; it being understood Seller has no obligation to remove or cure any Title Objections (or to satisfy the conditions of Purchaser’s approval thereof) other than as provided below in this Section 3.1.1 as to Seller Monetary Liens.  If Seller fails to timely deliver to Purchaser the Title Response Notice, it shall be conclusively deemed that Seller has informed Purchaser that Seller is unable or unwilling to remove or cure any of the Title Objections (or that Seller will not satisfy the conditions to Purchaser’s approval thereof).  If Seller advises Purchaser in Seller’s Title Response Notice (or is deemed to have advised

Purchaser) that Seller is unable or unwilling to remove or cure any or all of the Title Objections (or that Seller will not satisfy the conditions to Purchaser’s approval thereof), then Purchaser shall have until the expiration of the Due Diligence Deadline to either confirm its prior termination of this Agreement (or elect to terminate the Agreement in the event that Purchaser has delivered a Title Objection Notice) or to waive such Title Objections by delivering written notice to Seller.  If Purchaser fails to deliver a written waiver notice, Purchaser shall be deemed to have disapproved the Seller’s Title Response Notice and this Agreement shall automatically terminate (or the prior deemed termination shall be ratified) and thereafter neither party shall have any further rights or obligations under this Agreement except for the Surviving Obligations (as hereinafter defined), and the Initial Deposit (excluding the Nonrefundable Consideration) shall be returned to Purchaser as set forth in this Agreement, as if Purchaser had terminated this Agreement prior to the expiration of the Due Diligence Deadline.  If Seller advises Purchaser in Seller’s Title Response Notice that Seller shall remove or cure any or all of the Title Objections (or that Seller shall satisfy the conditions to Purchaser’s approval thereof) and Purchaser approves Seller’s Title Response Notice and elects in writing to proceed with the acquisition of the Project as provided above, then Seller’s failure to remove or cure prior to the Close of Escrow those specified Title Objections (or to satisfy the conditions to Purchaser’s approval thereof) in the manner set forth in the Title Response Notice delivered by Seller shall be deemed a failure of a condition to the Closing for Purchaser’s benefit.  As used herein, “Seller Monetary Liens” means any encumbrance which by its terms secures payment of money in installments or at a fixed time but only to the extent that such encumbrance was either voluntarily created by Seller or caused by Seller’s failure to pay a monetary obligation created by Seller; but specifically excluding (1) any of the foregoing caused or created by Purchaser or those for which Purchaser is responsible, (2) liens for non-delinquent taxes and assessments for the Current Tax Year or subsequent years following the Close of Escrow, (3) non-delinquent assessments under the Cabrillo CC&Rs, and (4) matters caused by the Association or those for which the Association is responsible pursuant to the Cabrillo CC&Rs.  Seller shall satisfy and remove all Seller Monetary Liens as title exceptions from the Title Report on or before the Close of Escrow, without the need for Purchaser to include such Seller Monetary Liens in the Title Objection Notice; provided, however, any Seller Monetary Liens may be contested by Seller so long as Seller causes the Title Company to insure over such Seller Monetary Liens by issuance of a title endorsement reasonably satisfactory to Purchaser, or Seller causes such Seller Monetary Liens to be removed as exceptions to coverage in the Title Policy.

3.1.2                        Title Commitment.  Purchaser shall, at Purchaser’s sole cost and expense, obtain from the Title Company a Commitment for Title Insurance issued for the Property as of the Due Diligence Deadline showing only those exceptions which have been approved by Purchaser pursuant to Section 3.1.1 above, but also including such endorsements as may be agreed to be provided by Title Company and otherwise in a form approved by Purchaser in Purchaser’s sole and absolute discretion (“Title Commitment”), which Title Commitment shall be for the benefit of both Seller and Purchaser.  Purchaser may elect to obtain a title proforma policy in lieu of a Title Commitment as provided above.

3.1.3                        New Title Exceptions.  Purchaser shall have the right to approve, disapprove or conditionally approve any new exceptions to record title to the Real Property (other than Permitted Exceptions, as such term is defined in Section 6.1.1 below) which are first raised by the Title Company in any modification, update, amendment or supplement to the Title

Report or Title Commitment which is issued after the effective date of the prior version of such Title Report or Title Commitment, as applicable, or which are first recorded against title to the Real Property after the effective date of the Title Report or the Title Commitment, as applicable (each, a “New Title Exception”).  Purchaser shall have ten (10) Business Days following Purchaser’s receipt of such modification, update, amendment or supplement to the Title Report or Title Commitment, as applicable, that includes such New Title Exception (whether by Purchaser’s receipt of an update to the Title Report or the Title Commitment from Escrow Holder or the Title Company) (the “New Title Objection Date”) within which to approve, disapprove or conditionally approve, in Purchaser’s sole discretion, any New Title Exception by written notice to Seller and Escrow Holder (a “New Exception Objection Notice”).  Purchaser shall not be entitled to disapprove or conditionally approve any new exceptions to record title to the Property which constitute Permitted Exceptions, and any such new exceptions to record title to the Property which come within the definition of “Permitted Exceptions” shall not be deemed to be a “New Title Exception.”  Purchaser’s failure to timely deliver a New Exception Objection Notice to Seller prior to the later of the Title Notice Deadline or the applicable New Title Objection Date shall be deemed Purchaser’s disapproval of the New Title Exception, in which event this Agreement shall be deemed automatically terminated and thereafter neither party shall have any further rights or obligations under this Agreement, except for the Surviving Obligations, and the Initial Deposit (excluding the Nonrefundable Consideration) and the Additional Deposit (if same has been delivered to Escrow Holder) shall be returned to Purchaser as set forth in this Agreement.  If Purchaser disapproves, is deemed to have disapproved, or conditionally approves any such New Title Exception, Seller shall have the right to elect to remove from the Title Policy or cure such New Title Exception (or to satisfy the conditions to Purchaser’s approval thereof) by delivering notice (the “New Exception Cure Notice”) to Purchaser of Seller’s election to do so within five (5) Business Days of the date Seller received such written New Exception Objection Notice (the “Title Cure Election Date”).  Seller may remove or cure any New Title Exception (or satisfy the conditions to Purchaser’s approval thereof) by causing the Title Company to insure over such New Title Exception in a manner satisfactory to Purchaser in Purchaser’s sole and absolute discretion.  Seller shall have no obligation to remove or cure any New Title Exception (or to satisfy any conditions to Purchaser’s approval thereof), but if Seller timely notifies Purchaser pursuant to a New Exception Cure Notice that Seller shall remove or cure any New Title Exception (or satisfy any conditions to Purchaser’s approval thereof), then Seller’s failure to remove or cure any New Title Exception (or satisfy the conditions to Purchaser’s approval thereof) in the manner set forth in such New Exception Cure Notice shall be deemed a failure of a condition to Closing for Purchaser’s benefit.  If necessary, the scheduled Closing Date shall be extended by the number of days necessary to provide Purchaser with the full ten (10) Business Day period for the New Title Objection Date and to provide Seller with the full five (5) Business Day period for the Title Cure Election Date.  Furthermore, if Seller elects to attempt to remove or cure such New Title Exception (or to satisfy the conditions to Purchaser’s approval thereof), Seller shall be entitled for a period of thirty (30) days from Seller’s delivery of the corresponding New Exception Cure Notice to complete the removal or cure (or to satisfy the conditions of Purchaser’s approval thereof) and, if necessary, the scheduled Closing Date shall be extended by the number of days necessary to provide Seller this full thirty (30)-day period.  If Seller does not timely deliver a New Exception Cure Notice with respect to the New Title Exception on or before the Title Cure Election Date, or if Seller notifies Purchaser that Seller has elected not to cure such New Title Exception (or not to satisfy the conditions to Purchaser’s approval thereof), then Purchaser may elect either to (i) waive the New Title Exception and proceed with the transaction contemplated herein, or (ii) confirm the termination previously made or terminate this Agreement within five (5) Business Days following the Title Cure Election Date or the expiration of such thirty (30) day period, as the case may be.  If Purchaser delivers timely written notice of such election to terminate this Agreement (or is deemed to have confirmed the termination) in accordance with the immediately preceding sentence, or if Purchaser fails to deliver any written notice of such waiver or election to terminate this Agreement, then Purchaser shall be deemed to have delivered its election to terminate, and this Agreement shall terminate in accordance with the last sentence of Section 6.3 below.  If Purchaser delivers timely written notice approving such New Title Exception, Purchaser shall be deemed to have waived any objection Purchaser may have to the New Title Exception in question, the removal or cure of such New Title Exception shall not be a condition to Purchaser’s obligations under this Agreement or the Close of Escrow, and the Close of Escrow shall take place as provided herein.

3.2                                 Physical Inspections.

3.2.1                        Inspections, Tests and Studies.  After Purchaser has provided to Seller a certificate of insurance evidencing procurement of a commercial general liability insurance policy covering the activities of Purchaser and Purchaser’s agents, consultants and/or contractors (as the case may be) as required in Section 3.9.1 below, Seller shall permit Purchaser and Purchaser’s authorized agents, consultants and contractors to enter upon the Real Property during reasonable business hours to make and perform such reasonable non-invasive environmental evaluations, and other non-invasive inspections, investigations, tests and studies of the physical condition of the Real Property as Purchaser may elect to make or obtain; provided, however, that any soil vapor or air sampling shall be deemed “invasive” testing for purposes of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be permitted to undertake any invasive, intrusive or destructive investigation, testing or study of the Property, including a “Phase II” environmental assessment and/or soil vapor or air sampling, without in each instance first obtaining Seller’s written consent thereto, which consent Seller may give, withhold or condition in Seller’s sole and absolute discretion.  If Purchaser desires access to the Real Property, Purchaser shall give at least one (1) Business Day’s prior written notice to Seller of Purchaser’s intention to enter the Real Property.  Unless Seller expressly agrees otherwise, a representative of Seller must be present for any such inspection, test or study conducted on the Real Property.  Purchaser shall not interfere with the operation, use and maintenance of the Real Property or any construction work being performed on the Real Property or any other portions of the Project.  Purchaser shall abide by all reasonable conditions and safety rules and regulations imposed by Seller as to any inspections, tests and studies to be conducted by Purchaser or Purchaser’s authorized agents, consultants and contractors.  Prior to Purchaser conducting any inspections, investigations, tests or studies of the Property, Seller shall have the right to reasonably approve the company or party(s) who will perform such inspections, investigations, tests or studies and the proposed scope of the inspections, investigations, tests or studies.  Purchaser shall bear the cost of all inspections, evaluations, investigations, tests and studies conducted by or on behalf of Purchaser.  Purchaser shall have until the Due Diligence Deadline to approve in Purchaser’s sole and absolute discretion the results of any evaluations, inspections, investigations, tests and studies of the Property as Purchaser desires to have made or performed by delivering the Approval Notice (as defined in Section 3.8 below) to Seller.  Purchaser’s failure to deliver the Approval Notice to Seller prior to the Due Diligence Deadline shall be deemed to be Purchaser’s election to terminate this Agreement, and a failure of this Purchaser Initial Due Diligence Condition set forth in this Section 3.2, in which case this Agreement shall terminate pursuant to Section 3.8.1 below.

3.2.2                        Purchaser’s Delivery of Information to Seller.  Upon Seller’s request, Purchaser agrees to deliver to Seller, promptly following the receipt thereof by Purchaser and at no cost to Seller, copies of any and all reports, tests, studies and test results obtained by Purchaser from independent third parties by or on behalf of Purchaser with respect to the physical condition or environmental investigation of the Property before or after the execution and delivery of this Agreement, including any ALTA Survey obtained by Purchaser and those reports, tests, studies and test results involving the geologic, environmental or other condition of the Property (collectively, “Purchaser’s Information”).  Purchaser’s Information shall not include any appraisals or other internal financial projections of Purchaser.  In addition, Seller hereby acknowledges that (a) the Purchaser’s Information shall not include materials provided to Purchaser by Seller or any of Seller’s consultants, nor materials provided concurrently to Seller by such independent third party that prepared the same, and (b) Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any Purchaser’s Information, nor Purchaser’s right or ability to assign any of Purchaser’s Information for the benefit of Seller or any other party.

3.3                                 Plans, Permits, Reports and Related Information.  Prior to the execution and delivery of this Agreement, Seller has delivered or shall following the mutual execution of this Agreement, deliver to Purchaser or made or will make available to Purchaser at the offices of Seller, copies of all of the following items to the extent same are in Seller’s possession and relate to the Project:  (a) property tax bills for the 2010-2011 tax fiscal year and any prior years in which the Property had a separate tax bill; (b) the Cabrillo CC&Rs; (c) the Development Agreement; (d) any soils reports, Americans with Disabilities Act reports, and property condition, structural or engineering studies or reports, including the Existing Environmental Reports referred to in Section 3.4 below; (e) any subdivision maps, licenses, permits, approvals and authorizations from governmental agencies, departments and authorities with respect to zoning, planning, and building and safety; (f) the current plans, specifications and drawings, if any, for the Seller Site Work Improvements (as defined in Section 3.7(c)); (g) the portions of the Hughes Agreement pertaining to access to the Project, the Raytheon Access Agreement and the Renco Access Agreement; and (h) all other contracts, agreements, studies, reports and other documents with respect to the Property which are in the possession of Seller (other than the excluded documents referred to in the third to last sentence of this Section 3.3 below).  A list of the items previously delivered or made available to Purchaser is attached hereto as Exhibit “B”.  All such documents, materials and other items delivered or made available to Purchaser or Purchaser’s agents, consultants or contractors by Seller are referred to herein collectively as “Seller’s Documents”.  Following the execution and delivery of this Agreement and until the Close of Escrow, Seller shall continue to make the Seller’s Documents available to Purchaser at Seller’s offices at reasonable times and upon reasonable prior notice.  Purchaser acknowledges that many of the Seller’s Documents which Seller shall deliver or make available to Purchaser in connection with Purchaser’s evaluation of the Property were prepared by third parties other than Seller and, in some instances, may have been prepared prior to Seller’s ownership of the Property.  Purchaser expressly acknowledges that, except for Seller’s express representations and warranties set forth in Section 7.1 below, any materials, data or other information of any type which Purchaser has received or may receive from Seller, Broker or any of Seller’s respective agents, employees, contractors or representatives is furnished on the express condition that Purchaser shall not rely thereon, that Purchaser shall make an independent verification of the accuracy of such Seller’s Documents and that all such Seller’s Documents are being furnished without any representation or warranty whatsoever.  Without limiting the foregoing, (1) except for Seller’s express representations and warranties set forth in Section 7.1 below, Seller makes no representation or warranty, and hereby expressly disclaims any representation or warranty, that any of the Seller’s Documents previously or hereafter delivered or made available to Purchaser are true or accurate (but Seller does hereby represent and warrant to Purchaser that to Seller’s actual knowledge, copies of original documents delivered by Seller to Purchaser are complete copies of the originals of such documents in Seller’s possession), and (2) Seller has informed Purchaser that it is Purchaser’s responsibility to satisfy itself as to whether such materials, data or other information are sufficient for Purchaser to determine if Purchaser should purchase the Property.  Any representation and warranty made by Seller in Section 7.1 below regarding the Seller’s Documents delivered or made available to Purchaser is made by Seller with the understanding of the parties that Purchaser shall conduct or cause to be conducted, such due diligence reviews, investigations and inquiries of Seller’s Documents and the Property as are customarily made by purchasers in real property transactions similar to the transaction contemplated by this Agreement.  In no event shall Seller be obligated to deliver or make available to Purchaser or Purchaser’s agents, consultants or contractors any of the following:  (i) any purchase and escrow agreements and correspondence pertaining to Seller’s acquisition of the Property; (ii) any third party purchase inquiries, correspondence and documents pertaining to the potential acquisition of the Property or other portions of the Project by any past or prospective purchasers (other than documents relating to title or the physical or environmental condition of Real Property); (iii) Seller’s organizational documents (except that certain of Seller’s organizational documents shall be provided to Escrow Holder and/or Title Company to the extent necessary to consummate the transaction contemplated herein); (iv) any appraisals and any economic evaluations of the Property, any records, internal budgets, financial projections, reports or correspondence prepared by Seller or any advisor exclusively for Seller or any of Seller’s constituent owners and any other internal documents; and (v) any documents or materials which are subject to the attorney/client privilege or which are the subject of a confidentiality obligation (collectively, the “Excluded Documents”).  Subject to the provisions of Section 3.3.1 below, Purchaser shall have until the Due Diligence Deadline to approve in Purchaser’s sole and absolute discretion all of the Seller’s Documents by delivering the Approval Notice to Seller.  Purchaser’s failure to deliver the Approval Notice to Seller prior to the Due Diligence Deadline shall be deemed to be Purchaser’s election to terminate this Agreement, and a failure of this Purchaser Initial Due Diligence Condition set forth in this Section 3.3, in which case this Agreement shall terminate pursuant to Section 3.8.1 below.

3.3.1                        Notwithstanding anything to the contrary in this Agreement, on or before the date that is fifteen (15) days following the mutual execution of this Agreement, Purchaser shall notify Seller in writing of any changes to the Cabrillo CC&Rs required by Purchaser (“Purchaser’s Proposed CC&Rs Modifications”).  Purchaser and Seller anticipate that Purchaser’s Proposed CC&Rs Modifications will include, but not be limited to, (i) a clarification that all parking areas on the Property shall be for the exclusive use of Purchaser, (ii) Purchaser shall be allowed to install parking gates with card-key access in certain parking areas on the Property as reasonably approved by Seller, and (iii) there shall be no obligation requiring non-

exclusive or any shared use, ingress, egress or access to by the Property by other parcels in the Project (it being agreed that in no event shall Purchaser be permitted to use other parcels encumbered by the Cabrillo CC&Rs).

(a)                                  Within ten (10) Business Days after Seller’s receipt of Purchaser’s Proposed CC&Rs Modifications, Seller shall notify Purchaser in writing of any such Purchaser’s Proposed CC&Rs Modification that Seller does not believe can be achieved (each referred to as a “Problematic Proposed Modification”), which shall be addressed as set forth in subsection (c) below.  The mutually approved Purchaser’s Proposed CC&Rs Modifications, as modified by the resolution of the Problematic Proposed Modifications as provided in subsection (c) below), shall be referred to herein as the “CC&Rs Modifications”.

(b)                                 Within five (5) days following the determination of the CC&Rs Modifications (following any mutually acceptable resolution to any Problematic Proposed Modification as provided in subsection (c) below), Seller shall promptly commence the process of obtaining all necessary approvals for the same, and it shall be a condition to the Close of Escrow that Seller cause to be recorded at the Close of Escrow a modification to the CC&Rs to enact the CC&Rs Modifications.

(c)                                  In the event Seller timely notifies Purchaser of any Problematic Proposed Modifications, such written notice from Seller shall be accompanied by a counterproposal for Purchaser to consider to address the underlying issue in the Problematic Proposed Modification.  Purchaser shall have ten (10) Business Days to consider Seller’s counterproposal, and thereafter Purchaser may either (a) agree to Seller’s counterproposal, (b) abandon the Problematic Proposed Modification, (c) endeavor to negotiate a mutually acceptable compromise with Seller, for which Seller and Purchaser agree to negotiate in good faith, or (d) reject the Problematic Proposed Modification and/or any Seller’s counter proposal thereof, in which case, Purchaser, at Purchaser’s sole option, shall have the right to terminate this Agreement by failing to deliver the Approval Notice to Seller prior to the Due Diligence Deadline, in which case this Agreement shall terminate pursuant to Section 3.8.1.  Any Problematic Proposed Modification that is ultimately modified and mutually acceptable to Purchaser and Seller shall be deemed to be part of the CC&Rs Modifications.  In no event shall the final determination of specific items to be deemed CC&Rs Modifications be determined later than the expiration of the Due Diligence Deadline.  Upon either party’s written request, Seller and Purchaser shall enter into an amendment to this Agreement to reflect their mutual approval of the CC&Rs Modifications.

3.4                                 Section 25359.7 of Health and Safety Code.  Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a Purchaser of the real property.  Seller represents that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain and/or review the environmental assessments and studies of the Property which are listed on Exhibit “B-1” hereto (collectively, the “Existing Environmental Reports”).  In furtherance of the foregoing, (a) Purchaser acknowledges Purchaser’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code; and (b) Purchaser is, or will be prior to the expiration of the Due Diligence Deadline, fully aware of the matters described in the Existing Environmental Reports, including the environmental matters described in Section 7.7 below.

3.5                                 Governmental Authority and Other Inquiries.  From and after the execution and delivery of this Agreement, Purchaser and Purchaser’s authorized agents, consultants and contractors shall have the right, as part of Purchaser’s due diligence investigation, to contact the City of Goleta, the County of Santa Barbara and other governmental authorities about various aspects of the Property, subject to the provisions of this Agreement.  Purchaser shall provide Seller with not less than two (2) Business Days prior written notice of any such inquiry, contact, interview and meeting by Purchaser and Purchaser’s authorized agents, consultants and contractors with any governmental authority.  Unless Seller expressly agrees otherwise, a representative of Seller must be present and otherwise participate in all such inquiries, contacts, interviews and meetings; provided, however, such requirement that a representative of Seller be present and participate shall not apply to meetings with any governmental authority for the purpose of routine records review and investigation.  Purchaser shall have until the Due Diligence Deadline to approve in Purchaser’s sole and absolute discretion the results of any inquiries which Purchaser desires to make of any governmental authorities by delivering the Approval Notice to Seller.  Purchaser’s failure to deliver the Approval Notice to Seller prior to the Due Diligence Deadline shall be deemed to be Purchaser’s election to terminate this Agreement, and a failure of this Purchaser Initial Due Diligence Condition set forth in this Section 3.5, in which case this Agreement shall terminate pursuant to Section 3.8.1 below.

3.6                                 Natural Hazard Disclosure.  Purchaser and Seller acknowledge that Seller may be required under California law to disclose if the Property lies within the following natural hazard areas or zones:  (a) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (b) an area of potential flooding (California Government Code Section 8589.4); (c) a very high fire hazard severity zone (California Government Code Section 51183.5); (d) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (e) an earthquake fault zone (Public Resources Code Section 2621.9); or (f) a seismic hazard zone (Public Resources Code Section 2694).  The Title Company or another qualified expert as described in California Civil Code Section 1102.4(c) (the “Natural Hazard Expert”) has been engaged, at Seller’s cost, to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill Seller’s disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1103.2 and the written results of the Natural Hazard Expert’s examination shall be delivered to Purchaser concurrently with the execution and delivery of this Agreement.  The written report(s) prepared by the Natural Hazard Expert regarding the results of the Natural Hazard Expert’s full examination (the “Natural Hazard Report”) fully and completely discharges Seller from Seller’s disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code Section 1103.4 regarding non-liability of Seller for errors or omissions not within Seller’s personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of the Natural Hazard Expert’s expertise with respect to the examination and written report regarding the natural hazards referred to above.

3.7                                 Seller Site Work Construction and Agreements Relating to Construction.

(a)                                  On-Site Improvements.  Purchaser and Seller acknowledge and agree that they have mutually approved (i) the conceptual site plan (“Property Plan”) showing all outdoor area improvements for the Real Property (collectively, the “Outdoor Area Improvements”), together with the buildings layout, landscaping, parking and hardscape locations (it being agreed, however, that the Outdoor Area Improvements shall specifically exclude Purchaser’s buildings and related parking, hardscape and landscaping improvements that are not part of the Outdoor Area Improvements), as depicted on that certain “Preliminary Landscape Plan — Northeast Corner” dated June 28, 2011, prepared by Arcadia Studio Landscape Architects, as described in the approved “Cabrillo Business Park Project Development Plan Amendment #2, and as described in the approved Overall Sign Plan Amendment Findings and Minor Conditional Use Permit Findings, all of which are attached hereto as Exhibit “A-1”, and (ii) the grading plans showing the scope of work to be completed by Seller following the Close of Escrow in accordance with the terms and conditions of Article XI below, in order for Seller to bring the Property to the condition of a “finished and graded lot with stubbed-out utilities” ready for the construction of the Parcel 1 Buildings, the Parcel 2 Building and the Parcel 3 Building, as depicted on that certain “Cabrillo Business Park Northeast Phase Construction Limits Exhibit” dated August 19, 2011, and that certain “Cabrillo Business Park Northeast Phase Utility Exhibit” dated August 22, 2011, each prepared by Penfield & Smith (collectively, the “Finished Parcel Plan”) and both of which are attached hereto as Exhibit “A-2”.  Purchaser acknowledges and agrees that Seller shall only be stubbing the utilities to points depicted on the Cabrillo Business Park Northeast Phase Utility Exhibit and labeled thereon as, “utilities to be built by Seller”.  Purchaser further acknowledges and agrees that Seller shall only be completing such work identified on the plans as “to be performed by Seller”.  The Property Plan and Finished Parcel Plan have been previously submitted to the City of Goleta (“City”) for approval.  No material changes shall be permitted to the Property Plan unless such changes have been mutually approved by Seller and Purchaser or are required by any governmental agency with jurisdiction.  Prior to or after the expiration of the Due Diligence Deadline (but prior to Seller’s receipt of the applicable governmental approval therefor), Purchaser may request non-material changes to the Property Plan so long as such changes do not delay Seller’s ability to obtain the required approvals for the Property Plan from the City and other governmental agencies with jurisdiction.  No changes may be made to the Finished Parcel Plan unless required by a governmental agency with jurisdiction or as mutually agreed between Seller and Purchaser in writing.  Any such changes required by a governmental agency shall be made at the sole cost of Seller, and shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld so long as such changes will not have a material adverse effect on Purchaser’s Required Modifications or Purchaser’s use of and access to the Property, or materially increase Purchaser’s cost of developing the Property.

(b)                                 Off-Site Improvements.  On or before the expiration of the Due Diligence Deadline, Seller and Purchaser shall have mutually approved a detailed site plan (“Offsite Plan”) outlining the scope of off-site work to be completed by Seller, with such plans and work to be completed at Seller’s sole cost and expense, following the Close of Escrow, including, but not limited to common areas, street widening, street construction (including signalized intersections), wetlands, parks, Project monument signs and all other Project improvements required by the City and any other applicable governmental agencies with jurisdiction to issue conditions of approval for the construction of the Parcel 1 Buildings, the Parcel 2 Building and the Parcel 3 Building (collectively, the “Offsite Work”).  Purchaser’s approval rights with respect to the Offsite Plan shall be limited solely to the work required to be performed on or adjacent to the Property.  Purchaser shall not unreasonably withhold its approval so long as such changes will not have a material adverse effect on Purchaser’s Required Modifications or Purchaser’s use of and access to the Property, or materially increase Purchaser’s cost of developing the Property.

(c)                                  Seller Site Work Improvements and Temporary Access and Construction Easement Agreement.  On or before the Due Diligence Deadline, Purchaser and Seller shall have mutually agreed upon the form and content of an agreement to be executed and delivered by Purchaser and Seller upon the Close of Escrow (the “Temporary Access Agreement”) pursuant to which Purchaser grants to Seller access on, in, under and over certain described portions of the Real Property for the installation, construction, development and completion, at Seller’s sole cost and expense, following the Close of Escrow of the onsite improvements required to be made to the Property in accordance with the Finished Parcel Plan following the Close of Escrow (collectively, the “Seller Site Work Improvements”), which Seller Site Work Improvements shall be installed, constructed, developed and completed substantially in accordance with the Finished Parcel Plan and the Offsite Plan, as applicable, and the terms and conditions of Section 11.1 below.

(d)                                 Construction Management Agreement.  On or before the Due Diligence Deadline, Purchaser and Sares•Regis Group (“Sares”), an affiliate of Seller, shall have negotiated and executed a construction management agreement relating to the improvements the Purchaser shall construct on the Property following the Close of Escrow (the “Construction Management Agreement”).  Purchaser acknowledges and agrees that such Construction Management Agreement shall be solely between Purchaser and Sares, and Seller shall have no responsibilities or liabilities thereunder and/or related to, the negotiation of such agreement.  Notwithstanding anything to the contrary herein, if Purchaser fails to approve this condition in writing on or before the expiration of the Due Diligence Deadline, such failure shall be deemed Purchaser’s election to terminate this Agreement, and a failure of this Purchaser Initial Due Diligence Condition set forth in this Section 3.7, in which case this Agreement shall terminate pursuant to Section 3.8.1 below.

(e)                                  Construction Approvals.  On or before the expiration of the Due Diligence Deadline (or such earlier dates as set forth below), Purchaser, at Purchaser’s sole option, cost and expense (except as set forth below), shall complete the following plans and specifications, and/or satisfy itself regarding the conditions set forth below:  (i) within thirty (30) days following the mutual execution of this Agreement, Purchaser shall approve a preliminary set of construction plans, pursuant to Purchaser’s specifications and requirements, completed by an architect mutually selected by Purchaser and Seller, which include, without limitation, the following:  (A) Purchaser’s Required Modifications, including any plans or drawings which may have been completed by Seller in connection with the same, and for which Seller may have been reimbursed from a portion of the BRM Deposit, (B) detailed information for the shell & core of the Parcel 1 Buildings, the Parcel 2 Building, and the Parcel 3 Building, including mechanical systems such as HVAC, electrical, plumbing, elevator, and other utilities in order to obtain a commercially reasonable construction price estimate from the general contractor, and

(C) detailed information regarding the exterior modifications on the Property such as common areas, parking areas, exterior lighting and other on-site improvements (collectively the “Approved Building Plans”); (ii) within fifteen (15) days following the mutual execution of this Agreement (but in no event later than the expiration of the Due Diligence Deadline), Purchaser and Sares shall mutually select the general contractor for the construction of the core and shell of the Parcel 1 Building 1, the Parcel 2 Building and the Parcel 3 Building (the “Construction Work”); and (iii) within forty-five (45) days following the mutual execution of this Agreement (but in no event later than the expiration of the Due Diligence Deadline), (A) Purchaser, with the assistance of Seller, shall obtain a detailed construction price estimate from the general contractor based on the Approved Building Plans and all applicable soft costs (the “Construction Estimate”), (B) Purchaser, with the assistance of Sares pursuant to the Construction Management Agreement, shall agree upon the Construction Estimate with the approved general contractor, and (C) Purchaser, with the assistance of Sares pursuant to the Construction Management Agreement, shall agree upon and cause the general contractor to agree upon the form of G-MAX fixed price construction agreement (including general conditions and fees) for the Construction Work.  Notwithstanding anything to the contrary herein, if Purchaser fails to approve this condition in writing on or before the expiration of the Due Diligence Deadline, such failure shall be deemed Purchaser’s election to terminate this Agreement, and a failure of this Purchaser Initial Due Diligence Condition set forth in this Section 3.7, in which case this Agreement shall terminate pursuant to Section 3.8.1 below.

(f)                                    Cabrillo CC&Rs Approval.  On or before the expiration of the Due Diligence Deadline, Seller shall have provided Purchaser with written evidence of all necessary approvals under the Cabrillo CC&Rs required for the development of the Property as contemplated under this Agreement, including, but not limited to, written approval from the Architectural and Development Review Committee (as defined in the Cabrillo CC&Rs).

(g)                                 Acknowledgements of Proposed Assignment of Access Agreements.  As contemplated in Sections 7.7.2 and 7.7.3 below, on or before the expiration of the Due Diligence Deadline, Seller shall have provided Purchaser with a copy of the acknowledgement pages from (i) the Raytheon Assignment, executed by Raytheon, and (ii) the Renco Assignment, executed by LFR and Renco.

(h)                                 Termination.  Except as otherwise provided in Section 3.1 through Section 3.7 above, Purchaser’s failure to deliver the Approval Notice to Seller prior to the Due Diligence Deadline shall be deemed a disapproval of the Purchaser Initial Due Diligence Conditions set forth in Section 3.1 through Section 3.7 above.

3.8                                 Failure of Purchaser Initial Due Diligence Conditions.  If, for any reason or no reason whatsoever, any of the Purchaser Initial Due Diligence Conditions set forth in Section 3.1 through Section 3.7 above are not satisfied or if Purchaser, in Purchaser’s sole and absolute discretion, is not satisfied with any aspect of the Property, including the physical inspections, the Existing Environmental Reports or any other Seller’s Documents, new environmental reports, disclosures, or the condition and suitability of the Property for Purchaser’s contemplated ownership and use thereof, and/or Purchaser’s ability to obtain financing and approval to consummate the transaction from its Board of Directors, then Purchaser may, at Purchaser’s sole option, elect to terminate this Agreement by delivering written notice to Seller and Escrow

Holder at any time prior to the Due Diligence Deadline.  Except as otherwise expressly provided in Section 3.1 through Section 3.7 above, the Purchaser Initial Due Diligence Conditions set forth in Section 3.1 through Section 3.7 above shall be deemed to have failed and be disapproved by Purchaser unless prior to the Due Diligence Deadline Purchaser delivers to Seller and Escrow Holder a written notice that such Purchaser Initial Due Diligence Conditions have been satisfied or waived by Purchaser and that Purchaser elects to proceed with the purchase of the Property in accordance with this Agreement (the “Approval Notice”).  If Purchaser delivers the Approval Notice to Seller and Escrow Holder on or before the Due Diligence Deadline, then all of the Purchaser Initial Due Diligence Conditions shall be deemed satisfied or waived.  Except for a Title Objection Notice, Purchaser shall not be entitled to include a conditional approval or a conditional waiver of any of the Purchaser Initial Due Diligence Conditions (or any aspect thereof) in the Approval Notice.  If the Approval Notice contains anything other than the unconditional approval or unconditional waiver of all of the Purchaser Initial Due Diligence Conditions, it shall be deemed to be Purchaser’s disapproval by such Purchaser Initial Due Diligence Conditions.  Purchaser shall be entitled to waive any of the Purchaser Initial Due Diligence Conditions at any time prior to the Due Diligence Deadline.  Any such waiver by Purchaser of the Purchaser Initial Due Diligence Conditions shall be made in writing by Purchaser, including by Purchaser’s delivery of the Approval Notice to Seller and Escrow Holder.

3.8.1                        Termination of Agreement.  If Purchaser fails to timely provide any of (a) an unconditional approval of the condition of title and the Title Documents or a Title Objection Notice with respect to Purchaser’s review of the Title Documents, or (b) the Approval Notice with respect to all of the Purchaser Initial Due Diligence Conditions, then this Agreement shall automatically terminate, Escrow Holder shall return the Initial Deposit to Purchaser (less the Purchaser Independent Consideration and less one-half (1/2) of any escrow and title cancellation fees and charges, if any, which Purchaser hereby agrees to pay; the other one-half (1/2) of which escrow and title cancellation fees and charges, if any, shall be paid by Seller and less fifty percent (50%) of the Nonrefundable Consideration) in Immediately Available Funds, without the necessity of any escrow cancellation or other instructions, consent or approval of Seller or any third party, and neither Purchaser nor Seller shall have any further rights or obligations under this Agreement except for any obligations under Section 3.2, this Section 3.8, Section 3.9, Section 5.7, Section 6.3 and Section 10.10 (collectively, the “Surviving Obligations”), which Surviving Obligations shall survive any such termination.

3.8.2                        Purchaser Independent Consideration.  If Purchaser elects (or is deemed to have elected) to terminate this Agreement for any reason pursuant to this Section 3.8 and is entitled to receive a return of the Initial Deposit pursuant to the terms hereof (less fifty percent (50%) of the Nonrefundable Consideration), Escrow Holder shall first disburse to Seller One Hundred Dollars ($100) as independent consideration for Seller’s performance under this Agreement (“Purchaser Independent Consideration”), which shall be retained by Seller in all such instances, and shall disburse fifty percent (50%) of the Nonrefundable Consideration to Seller as option consideration as provided herein.

3.8.3                        Failure Due to Material Breach.  Nothing contained herein shall be deemed or construed to relieve Seller or Purchaser of any liability or waive any of Purchaser’s or

Seller’s remedies if any Purchaser Initial Due Diligence Condition is not satisfied due to a material breach by Seller or Purchaser under this Agreement.

3.9                                 Investigations, Obligations and Indemnity.

3.9.1                        Inspection Obligations.  Purchaser agrees that when entering the Property and conducting any investigations, inspections, tests and studies of the Property, Purchaser and Purchaser’s agents, consultants, contractors and representatives shall be obligated to:  (a) comply in all material respects with all terms of all applicable laws and regulations regarding entry to the Property; (b) comply with all terms of the Cabrillo CC&Rs and any service, maintenance, repair, improvement, management, easement, access, environmental and other agreements regarding entry on to the Property, including the Hughes Agreement, the Raytheon Access Agreement and the Renco Access Agreement; (c) not unreasonably interfere with the operation, use and maintenance of the Property or any of the construction work being performed on any other portions of the Project or any adjacent property; (d) not damage any part of the Property or any adjacent property; (e) not injure or otherwise cause bodily harm to Seller; (f) promptly pay when due the costs of all inspections, tests, investigations, studies and examinations done with regard to the Property; (g) not permit any labor or materials liens to attach to the Property or any other portions of the Project or any adjacent property by reason of the inspections, tests, investigations, studies and examinations performed by Purchaser and Purchaser’s agents, consultants, contractors and representatives and promptly remove or cause to be removed (by bonding or otherwise) any such liens which attach to the Property or any adjacent property; (h) maintain commercial general liability (occurrence) insurance with a combined single liability limit per occurrence in the amount of Two Million Dollars ($2,000,000) covering any accident arising in connection with the presence of Purchaser and Purchaser’s agents, consultants, contractors and representatives on the Real Property and deliver a certificate of insurance verifying such coverage to Seller prior to any entry upon the Real Property (such insurance policy maintained by or on behalf of Purchaser shall insure the contractual liability of Purchaser covering the indemnities herein and shall (1) name the Seller (and Seller’s successors, assigns and affiliates) as additional insureds, and (2) contain a cross-liability provision); (i) fully restore the Property to substantially the same condition in which the Property was found before any such inspections, tests or studies were undertaken; (j) comply with the confidentiality standards set forth in Section 3.9.3; and (k) comply with the terms and provisions of Section 3.2.1 above.

3.9.2                        Purchaser’s Indemnity.  Purchaser shall keep the Property free from all liens arising out of any studies, evaluations, inspections, investigations or tests made by Purchaser or Purchaser’s agents, consultants, contractors and representatives in connection with the Property or any entries by Purchaser or Purchaser’s agents, consultants, contractors and representatives in, on or about the Property (collectively, “Purchaser’s Property Investigations”) and shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and hold Seller, Seller’s member(s) and each of their members, officers, trustees, beneficiaries, employees, representatives, agents, lenders, related and affiliated entities, successors and assigns (collectively, the “Seller Parties”) harmless from and against any and all claims, demands, liabilities, judgments, penalties, losses, costs, damages, and expenses (including reasonable attorneys’ and experts’ fees and costs) arising in any manner whatsoever from any Purchaser’s Property Investigations made by Purchaser or Purchaser’s agents, consultants, contractors and representatives (exclusive of the financial effects of the discovery of presently existing Hazardous Materials on the Property, except to the extent Purchaser or Purchaser’s agents, consultants, contractors or representatives exacerbated such condition following its discovery of same or breached this Agreement in conducting such work).  Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Purchaser under this Agreement shall survive any termination of this Agreement and shall not merge into the Grant Deed and any other documents or instruments delivered at the Close of Escrow.  In addition to the foregoing indemnity, if there is any damage to the Property (that is more than a de minimis change) caused by Purchaser’s and/or Purchaser’s agents’, consultants’, contractors’ or representatives’ entry in or on the Property, Purchaser shall promptly restore the Property (or, at Seller’s option, pay to Seller upon demand the cost to restore the Property with interest thereon at the rate of ten percent (10%) per annum from the date of demand until paid) to substantially the same condition existing prior to Purchaser’s and Purchaser’s agents’, consultants’, contractors’ or representatives’ entry in, on or about the Property.

3.9.3                        Proprietary Information.  Purchaser acknowledges and agrees that the Seller Documents are proprietary and confidential in nature and have been or will be made available to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property.  Purchaser agrees, prior to the Closing, not to disclose the Seller Documents, any of the Purchaser’s Information, or any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser from any of the Seller Documents or the Purchaser’s Information (collectively, the “Proprietary Information”) to any party outside of Purchaser’s organization except (a) as necessary to Purchaser’s attorneys, consultants, brokers, accountants, lenders, prospective lenders, investors and/or prospective investors (collectively, the “Permitted Outside Parties”), or (b) as may be required by any law applicable to Purchaser, including, but not limited to, such laws or regulations requiring certain disclosures by publicly-traded corporations such as Purchaser.  Purchaser further agrees to instruct all Permitted Outside Parties that, prior to the Close of Escrow, the Proprietary Information is to be kept confidential and not disclosed to third parties.  In permitting Purchaser and the Permitted Outside Parties to review the Seller Documents to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either expressed or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser.

3.9.4                        Return of Seller Documents.  Promptly following written request by Seller on or about the time that this Agreement may be terminated for any reason, Purchaser shall return to Seller the copies of all of the Seller Documents delivered to Purchaser by or on behalf of Seller, and Purchaser shall destroy, and instruct all Permitted Outside Parties in writing to destroy, any and all copies Purchaser or the Permitted Outside Parties have made of the Seller Documents.

3.9.5                        Remedies.  In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief (including specific performance and injunctive relief) against Purchaser and Purchaser’s agents, consultants, contractors and representatives to enforce the provisions of this Section 3.9.

3.10                           Additional Due Diligence Conditions.  Purchaser shall have until the Due Diligence Deadline to become satisfied in Purchaser’s sole and absolute discretion, with the following:

3.10.1                  Entitlements.  Seller has obtained, at Seller’s sole cost and expense, all entitlements and planning related land use approvals from the City and from any other applicable governmental agencies with jurisdiction over the Property, with conditions that are reasonably acceptable to Purchaser, to build (i) two (2) two-story office buildings on Parcel 1, consisting of approximately 75,000 rentable square feet for Building 1 (the “Parcel 1 Building 1”), and approximately 40,000 rentable square feet for Building 2 (the “Parcel 1 Building 2”), totaling approximately 115,000 rentable square feet (collectively the “Parcel 1 Buildings”); (ii) a two (2) story office building on Parcel 2 containing approximately 45,000 square feet or such square footage as mutually approved by Purchaser and Seller (the “Parcel 2 Building”); and (iii) a one (1)-story warehouse building on Parcel 3 containing approximately 30,000 square feet or such square footage as mutually approved by Purchaser and Seller (the “Parcel 3 Building”).  Purchaser and Seller acknowledge and agree that, as of the Effective Date, not all statutes of limitations for possible challenges have run with regard to the entitlements and approvals, and Purchaser and Seller further acknowledge and agree that the foregoing condition shall not be deemed satisfied until such time as all applicable appeals periods for such entitlements and approvals have expired, all statutes of limitations for possible challenges have run, and there are no pending actions, complaints or challenges against such entitlements and approvals (collectively, the “Entitlement Appeal Actions”).

3.10.2                  Design Review Board Approval.  Seller has received “Preliminary Approval” from the City Design Review Board and from any other applicable governmental agencies of (i) the proposed exterior modifications to the Parcel 1 Buildings pursuant to the Approved Building Plans (the “Exterior Modifications”), (ii) the other Purchaser’s Required Modifications, (iii) the CC&Rs Modifications; (iv) the Property Plan (with such modifications) as may be required and approved as provided above, and (v) the approvals required pursuant to Section 3.10.1 above.  For clarification purposes, obtaining a “Preliminary Approval” from the City should provide the Purchaser with a reasonable comfort level that the City has accepted the proposed Purchaser’s Required Modifications, subject to final construction documents, and the CC&Rs Modifications, but Preliminary Approval shall also mean that all applicable appeals periods for the City’s acceptance of the Purchaser’s Required Modifications shall have expired, all statutes of limitations for possible challenges have run, and there are no pending actions, complaints or challenges against such entitlements and approvals.  The plans for the Exterior Modifications and the Outdoor Area Improvements (which are part of the Purchaser’s Required Modifications and which shall be part the Approved Building Plans) required by City shall be paid from BRM Deposit, and Seller shall pay for all processing of said plans with the City with said funds.

3.10.3                  Failure of Additional Due Diligence Conditions.  If any of the Additional Due Diligence Conditions set forth in Section 3.10 above are not satisfied, then Purchaser may, at Purchaser’s sole option, elect to terminate this Agreement by delivering written notice to Seller and Escrow Holder at any time prior to the Due Diligence Deadline.  The Additional Due Diligence Conditions set forth in Section 3.10 above shall be deemed satisfied upon the date that they are satisfied (including the expiration of all applicable appeals periods, the running of all statutes of limitations for possible challenges, and there being no pending actions, complaints or challenges such Additional Due Diligence Conditions), and Purchaser shall have no further right to terminate the Agreement for the failure of a particular condition after same have been satisfied.  However, if Purchaser terminates the Agreement after the Due Diligence Deadline and delivery of the Additional Deposit to Escrow Holder, then Seller shall be entitled to the Initial Deposit and the Additional Deposit as liquidated damages (including all of the BRM Deposit and Nonrefundable Consideration).  If the Additional Due Diligence Conditions have been satisfied, then Purchaser shall be required to deliver the Approval Notice as to such satisfied Additional Due Diligence Conditions on or prior to the Due Diligence Deadline, and the failure to do so shall constitute Purchaser’s election to terminate this Agreement.  If Purchaser elects to proceed with the purchase of the Property in accordance with this Agreement, Purchaser shall deliver the Approval Notice to Seller, and the upon the delivery of the Approval Notice, all of the Additional Due Diligence Conditions shall be deemed satisfied or waived.  Purchaser shall not be entitled to include a conditional approval or a conditional waiver of any of the Additional Due Diligence Conditions (or any aspect thereof) in the Approval Notice.  Purchaser shall be entitled to waive any of the Additional Due Diligence Conditions at any time prior to the Due Diligence Deadline.  Any such waiver by Purchaser of the Additional Due Diligence Conditions shall be made in writing by Purchaser, including by Purchaser’s delivery of the Approval Notice to Seller and Escrow Holder.

3.10.4                  Termination of Agreement.  If Purchaser terminates the Agreement because the Additional Due Diligence Conditions have not been satisfied for reasons other than Purchaser’s failure to comply with the timeframe requirements set forth in this Agreement, then this Agreement shall terminate, Escrow Holder shall return the Initial Deposit to Purchaser (less the Purchaser Independent Consideration and less one-half (1/2) of any escrow and title cancellation fees and charges, which Purchaser hereby agrees to pay; the other one-half (1/2) of which escrow and title cancellation fees and charges shall be paid by Seller and less fifty percent (50%) of the Nonrefundable Consideration) in Immediately Available Funds, without the necessity of any escrow cancellation or other instructions, consent or approval of Seller or any third party Additionally, the Stockpiling Deposit (if delivered by Purchaser) and the Penfield Deposit shall be refunded to Purchaser if an Entitlement Appeal Action exists (and same has not been resolved to the satisfaction of Purchaser) upon the expiration of the Due Diligence Period (but in no event if the Agreement is terminated prior to the expiration of the Due Diligence Period).  Upon the termination of the Agreement as provided, neither Purchaser nor Seller shall have any further rights or obligations under this Agreement except for the Surviving Obligations, which Surviving Obligations shall survive any such termination.

3.10.5                  Purchaser Independent Consideration.  If Purchaser elects to terminate this Agreement for any reason pursuant to this Section 3.10 and is entitled to receive a return of the Initial Deposit pursuant to the terms hereof (less fifty percent (50%) of the Nonrefundable Consideration), Escrow Holder shall first disburse to the Purchaser Independent Consideration, which shall be retained by Seller in all such instances.

3.10.6                  Failure Due to Material Breach.  Nothing contained herein shall be deemed or construed to relieve Seller or Purchaser of any liability or waive any of Purchaser’s or Seller’s remedies if any Purchaser Secondary Due Diligence Condition is not satisfied due to a material breach by Seller or Purchaser under this Agreement.

ARTICLE IV

SELLER CONTINGENCY CONDITIONS

Seller’s obligations under this Agreement shall be subject to the satisfaction of or waiver by Seller of the following matters described below in this Article IV (the “Seller Contingency Conditions”) on or before the respective dates provided below.  The obligations of the parties with respect to the Seller Contingency Conditions are set forth below in this Article IV.

4.1                                 Temporary Access Agreement.  Prior to the Due Diligence Deadline, Seller and Purchaser shall have mutually agreed upon the form and content of the Temporary Access Agreement to be executed and delivered by Purchaser and Seller upon the Close of Escrow.  Seller’s failure to deliver written notice to Purchaser and Escrow Holder that this Seller Contingency Condition has been satisfied or waived (the “Seller Contingency Approval Notice”) prior to the Due Diligence Deadline shall be deemed to be a failure of the Seller Contingency Condition set forth in this Section 4.1 and Seller’s election to terminate this Agreement pursuant to Section 4.3 below.

4.2                                 Approval Notice.  Prior to the Due Diligence Deadline, Purchaser shall have delivered the Approval Notice to Seller and Escrow Holder.  For clarity, any failure by Purchaser to deliver the Approval Notice to Seller and Escrow Holder shall be deemed to be a disapproval by Purchaser of the Purchaser Initial Due Diligence Conditions and the Additional Due Diligence Conditions, as applicable.

4.3                                 Failure of Seller Contingency Conditions.

4.3.1                        Seller Contingency Approval Notice.  If Seller and Purchaser fail to timely agree upon the form and content of the Temporary Access Agreement upon terms and conditions satisfactory to Seller as set forth in Section 4.1 above, then Seller may, at Seller’s sole option, elect to terminate this Agreement by delivering written notice to Escrow Holder and Purchaser.  The Seller Contingency Condition set forth in Section 4.1 above shall be deemed to have failed and be disapproved by Seller unless prior to the Due Diligence Deadline Seller delivers to Purchaser a Seller Contingency Approval Notice.  The Seller Contingency Condition in Section 4.2 above shall be deemed to have failed unless Purchaser timely delivers the Approval Notice to Seller and Escrow Holder in accordance with Section 4.2 above.  If Seller delivers the Seller Contingency Approval Notice to Purchaser and Escrow Holder, then the Seller Contingency Conditions set forth in Section 4.1 above shall be deemed satisfied or waived, and if Purchaser timely delivers the Approval Notice to Seller and Escrow Holder, the Seller Contingency Condition in Section 4.2 above shall be deemed satisfied.  Seller shall be entitled to waive the Seller Contingency Condition set forth in Section 4.1 above at any time prior to the Due Diligence Deadline.  Any such waiver by Seller of the Seller Contingency Condition set forth in Section 4.1 above shall be made in writing by Seller, including by Seller’s delivery of the Seller Contingency Approval Notice to Purchaser and Escrow Holder.

4.3.2                        Termination of Agreement.  If Seller fails, for any reason or no reason, to provide a Seller Contingency Approval Notice with respect to the Seller Contingency Condition set forth in Section 4.1 above or if Purchaser fails to deliver the Approval Notice as provided in

Section 4.2 above, then this Agreement shall automatically terminate, Escrow Holder shall return the Initial Deposit and any interest earned thereon while held by Escrow Holder to Purchaser (less one-half (1/2) of any escrow and title cancellation fees and charges, which Purchaser hereby agrees to pay; the other one-half (1/2) of which escrow and title cancellation fees and charges shall be paid by Seller, and less fifty percent (50%) of the Nonrefundable Consideration) in Immediately Available Funds, without the necessity of any escrow cancellation or other instructions, consent or approval of Seller or any third party, and neither party shall have any further rights or obligations under this Agreement except for the Surviving Obligations, which shall survive any such termination.

4.3.3                        Seller Independent Consideration.  If Seller elects (or is deemed to have elected) to terminate this Agreement or this Agreement is terminated for any other reason pursuant to this Section 4.3, Seller shall pay to Purchaser One Hundred Dollars ($100) as independent consideration for Purchaser’s performance under this Agreement (“Seller Independent Consideration”), which shall be retained by Purchaser in all such instances.

4.3.4                        Failure Due to Material Breach.  Nothing contained herein shall be deemed or construed to relieve Purchaser or Seller of any liability or waive any of Seller’s or Purchaser’s remedies if any of the Seller Contingency Conditions are not satisfied due to a material breach by Purchaser or Seller under this Agreement.

ARTICLE V

ESCROW AND CLOSE OF ESCROW

5.1                                 Escrow Instructions.  Upon execution of this Agreement by both Purchaser and Seller, the parties hereto shall deposit one or more fully-executed counterpart originals of this Agreement with Escrow Holder and this Agreement shall serve as the instructions to Escrow Holder for consummation of the purchase and sale contemplated by this Agreement.  For purposes of this Agreement, the Escrow shall be deemed opened (the “Opening of Escrow”) on the date Escrow Holder shall have received both a fully executed original or originally executed counterparts of this Agreement from both Seller and Purchaser.  Purchaser and Seller shall use their commercially reasonable efforts to cause the Opening of Escrow to occur no later than one (1) Business Day following the Effective Date.  Escrow Holder shall promptly notify Purchaser and Seller in writing of the date of the Opening of Escrow.  Seller and Purchaser agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any such additional or supplementary escrow instructions, the terms of this Agreement shall control.

5.2                                 Close of Escrow and Closing Date.

5.2.1                        Close of Escrow.  As used in this Agreement, the “Close of Escrow” shall mean the consummation of the purchase and sale transaction contemplated by this Agreement, as evidenced by Escrow Holder causing the Grant Deed to be recorded in the applicable Official Records, and disbursement of the entire amount of the Purchase Price as directed by Seller.  The Close of Escrow shall occur on the Closing Date in the Escrow through the offices of Escrow

Holder.  Each party shall timely deposit with Escrow Holder the funds, documents and supplementary written escrow instructions required by this Agreement in order to consummate the Close of Escrow for the sale and transfer of the Property in accordance with this Agreement, and in no event later than one (1) Business Day prior to the Closing Date.

5.2.2                        Closing Date.  Unless otherwise agreed to in writing by both Purchaser and Seller, the Close of Escrow shall occur on or before the date that is thirty (30) days after all conditions to closing have been satisfied (the “Closing Date”); provided that in no event shall the Closing Date be later than the date that is thirty (30) days after the expiration to the Due Diligence Deadline.  Time is of the essence with respect to such Closing Date, and such Closing Date may not be extended without the prior written approval of both Seller and Purchaser, except as otherwise expressly provided in this Agreement.  Notwithstanding the foregoing, Purchaser shall have the right to exercise “Purchaser’s Extension Right” as provided below:

(a)                                  Provided that all of Purchaser’s conditions and Seller’s conditions have been satisfied on or before the expiration of the Due Diligence Deadline, Purchaser may elect to extend the Closing Date for successive one (1) month periods for up to an aggregate of four (4) months, provided that in no event shall the Closing Date be later than April 30, 2012, provided that the last two (2) extensions shall not be available if Purchaser’s building permit to commence construction is available upon payment of applicable fees.  Purchaser may exercise Purchaser’s Extension Right by providing written notice to Seller and Escrow Holder of such election (“Initial Extension Notice”), with such Initial Extension Notice to be delivered no less than ten (10) Business Days prior to the then-scheduled Closing Date.

(b)                                 Concurrent with Purchaser’s delivery of the Initial Extension Notice, (i) Purchaser shall deliver to Escrow Holder, for immediate release to Seller, an amount equal to Two Hundred Thousand Dollars ($200,000.00) for each one (1) month period by which Purchaser elects to extend the Closing Date (the “Initial Extension Deposit”), and (ii) Escrow Holder shall release to Seller such Initial Extension Deposit, as well as the Deposit and any remaining portion of the BRM Funds that have not previously been released to Seller as the Nonrefundable Consideration.

(c)                                  In the event the Initial Extension Notice extends the Closing Date for less than four (4) months, Purchaser may provide subsequent written notices (“Additional Extension Notices”) to Seller and Escrow Holder to extend the Closing Date for additional one (1) month periods, so long as the length of the aggregate extension of the Closing Date is no more than a total of four (4) months, and that in no event shall the Closing Date occur after April 30, 2012.  Each Additional Extension Notice shall be delivered no less than ten (10) Business Days prior to the then-scheduled Closing Date.

(d)                                 Concurrent with Purchaser’s delivery of each Additional Extension Notice, Purchaser shall deliver to Escrow Holder, for immediate release to Seller, an amount equal to Two Hundred Thousand Dollars ($200,000.00) for each one (1) month period by which Purchaser elects to extend the Closing Date pursuant to such Additional Extension Notice (each, an “Additional Extension Deposit”).

(e)                                  The Initial Extension Deposit and each Additional Extension Deposit, if any, shall be non-refundable and shall become part of the Deposit upon delivery by Purchaser to Escrow Holder, and shall be applied against the Purchase Price at the Close of Escrow.

5.2.3                        Possession.  At the Close of Escrow, Seller shall deliver possession of the Property to Purchaser subject to the Permitted Exceptions.

5.3                                 Seller’s Closing Deliveries.

5.3.1                        Seller’s Closing Documents.  Upon the Close of Escrow, Seller shall deliver to Escrow Holder for delivery to Purchaser, as applicable, all of the following documents:  (a) a grant deed in substantially the form attached as Exhibit “C” hereto (the “Grant Deed”) (which Grant Deed shall reflect that the Documentary Transfer Tax shall be set forth on a separate document filed with the Office of the County Recorder of Santa Barbara County), executed and acknowledged by Seller; (b) two (2) counterpart originals of an assignment and assumption of the Other Intangible Property in substantially the form attached as Exhibit “D” hereto, executed by Seller (the “General Assignment”); (c) a certificate of non-foreign status in accordance with the requirements of Internal Revenue Code Section 1445, as amended (the “FIRPTA Certificate”), in substantially the form attached as Exhibit “E” hereto, executed by Seller; (d) a California Form 593-C with respect to the Property (the “California 593-C Form”), in substantially the form attached as Exhibit “F” hereto, executed by Seller; (e) the memorandum of ROFO in substantially the form attached hereto as Exhibit “G” (“Memorandum of ROFO”), executed and acknowledged by Seller; (f) two (2) counterpart originals of the Temporary Access Agreement in the form agreed upon by Purchaser and Seller pursuant to Section 3.7 and Section 4.1 above, executed by Seller; (g) the CC&R Modifications, executed and notarized by the Declarant under the CC&Rs; (h) three (3) counterpart originals of the Raytheon Assignment (as defined in Section 7.7.2 below), executed by Seller, and by Raytheon if the acknowledgement from Raytheon is obtained by Seller pursuant to Section 7.7.2; (i) three (3) counterpart originals of the Renco Assignment (as defined in Section 7.7.3 below), executed by Seller, and by LFR and Renco if the acknowledgement from such parties is obtained by Seller pursuant to Section 7.7.3; and (j) such other documents as may be reasonably required by Escrow Holder or the Title Company (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

5.4                                 Purchaser’s Closing Payments and Documents.  At the Close of Escrow, in addition to the Deposit, the Purchase Price Balance and Purchaser’s delivery of any additional funds necessary to pay Purchaser’s share of prorations and closing costs hereunder, Purchaser shall deliver the following to Escrow Holder for delivery to Seller upon the Close of Escrow:  (a) two (2) counterpart originals of the General Assignment in substantially the form attached as Exhibit “D” hereto, executed by Purchaser; (b) two (2) counterpart originals of the Temporary Access Agreement in the form agreed upon by Purchaser and Seller pursuant to Section 3.7 and Section 4.1 above, executed by Purchaser; (c) evidence of the authority of Purchaser and of the authority of the person(s) executing documents on behalf of Purchaser reasonably satisfactory to the Title Company; (d) the Memorandum of ROFO, executed and acknowledged by Purchaser;

(e) three (3) counterpart originals of the Raytheon Assignment, executed by Purchaser; (f) three (3) counterpart originals of the Renco Assignment, executed by Purchaser; and (g) such other documents as may be reasonably required by Escrow Holder or the Title Company (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

5.5                                 Actions of Escrow Holder.  On the Closing Date, Escrow Holder shall promptly undertake and follow the procedures below with respect to the Close of Escrow (all of which shall be considered as having taken place simultaneously, and no delivery or transaction below shall be considered as having been made until all deliveries and transactions have been accomplished):

5.5.1                        Disbursement of Funds.  Escrow Holder shall disburse all funds deposited with Escrow Holder by Purchaser as follows:

(i)                                     Pay all closing costs which are to be paid through Escrow (including recording fees, brokerage commissions, Title Policy charges and Escrow fees) and any payments due in connection with the release or reconveyance of any Seller Monetary Liens as provided in Section 3.1.1 above, all in accordance with the Closing Statement.

(ii)                                  After (i) deducting in accordance with the Closing Statement executed by Seller all closing costs which are chargeable to the account of Seller, and (ii) either deducting or adding (as appropriate) in accordance with the Closing Statement executed by Seller the net amount of the prorations and adjustments made pursuant to this Agreement, disburse the balance of the Purchase Price (as adjusted pursuant to clause (i) and clause (ii) above) to Seller in accordance with separate wiring instructions to be delivered to Escrow Holder by Seller.

(iii)                               Disburse any remaining funds to Purchaser in accordance with separate wiring instructions to be delivered to Escrow Holder by Purchaser.

5.5.2                        Recordation.  Escrow Holder shall cause to be recorded in the Official Records, in the following order, (a) the Grant Deed, (b) the Memorandum of ROFO, and (c) any other documents which the parties hereto may mutually direct to be recorded, and Escrow Holder shall obtain conformed copies thereof for distribution to Purchaser and Seller.

5.5.3                        Delivery of Documents.  Escrow Holder shall:  (a) direct the Title Company to issue the Title Policy to Purchaser; (b) deliver to Purchaser and Seller a conformed copy of the Grant Deed with the recording data shown thereon; (c) combine the two (2) original counterparts of the General Assignment delivered into Escrow by Seller and Purchaser into two (2) fully executed originals of the General Assignment, and deliver to Seller one (1) fully executed original of the General Assignment; (d) combine the two (2) original counterparts of the Temporary Access Agreement delivered into Escrow by Seller and Purchaser into two (2) fully executed originals of the Temporary Access Agreement, and deliver to Seller one (1) fully executed original of the Temporary Access Agreement; and (e) deliver to Purchaser the executed originals of the FIRPTA Certificate, the California Form 593-C and one (1) fully executed original of the General Assignment and the Temporary Access Agreement.

5.6                                 Closing Costs.

5.6.1                        Seller’s Closing Costs.  Seller shall pay (a) the basic premium for a CLTA policy of title insurance with respect to the Title Policy and the cost of any endorsements that Seller affirmatively elects to provide for curative purposes as provided in this Agreement, (b) all legal and professional fees and fees of other consultants incurred by Seller, (c) all Documentary Transfer Taxes and recording fees payable in connection with the recordation of the Grant Deed, (d) one-half (½) of all Escrow fees and Escrow costs related to the purchase and sale of the Property, (e) the payment to Broker as provided in Section 5.7 below, and (f) all fees of the Title Company (or other qualified expert) for acting as the Natural Hazard Expert and preparing the Natural Hazard Report.

5.6.2                        Purchaser’s Closing Costs.  Purchaser shall pay (a) the cost of the Title Policy in excess of the basic premium for a CLTA policy of title insurance, (b) the cost of any endorsements to the Title Policy that are not paid for by Seller as expressly provided in Section 5.6.1 above, (c) the cost of the Updated ALTA Survey, if any, and any modification, update or recertification thereof, (d) all legal and professional fees and fees of other consultants incurred by Purchaser, (e) any and all Escrow fees and costs and any other costs and expenses whatsoever related to any financing obtained by Purchaser, and (f) one-half (½) of all Escrow fees and Escrow costs related to the purchase and sale of the Property.

5.6.3                        General Allocation.  Any other closing costs and expenses which are not addressed in Section 5.6.1 and Section 5.6.2 above shall be allocated between Purchaser and Seller in accordance with the customary practice for commercial real estate transactions of similar size in Santa Barbara County, California.

5.7                                 Real Estate Commissions.  Seller shall be responsible for payment of a commission to Pacifica Commercial Realty and Cresa Partners (collectively, “Brokers”) pursuant to a separate agreement between Seller and Brokers.  Such commission payable by Seller to Broker shall be divided between Brokers pursuant to a separate agreement between the Brokers and is a matter of no concern to Seller and Purchaser.  Except for such commission payable to Brokers as set forth above, each party hereto hereby represents and warrants to the other party that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated herein based upon any dealings or actions by the party making such representation.  Each party further agrees to and shall indemnify, protect, defend and hold the other party harmless from and against any liability for payment of any commission to any person or entity claiming by, through or under the indemnifying party.  This indemnification shall extend to any and all claims, liabilities, costs, losses, damages, causes of action and expenses (including reasonable attorneys’ fees and court costs) arising as a result of such claims and shall survive any termination of this Agreement and shall survive the Close of Escrow and shall not merge into the Grant Deed or any other document or instrument delivered at the Close of Escrow.

5.8                                 Real Estate Reporting Person.  Escrow Holder is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and the Closing Statement or any other any settlement statement prepared by Escrow Holder or the Title Company shall so provide.  Upon the Close of Escrow, Purchaser and Seller shall cause Escrow Holder to file a Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

5.9                                 Prorations.

5.9.1                        General.  The following items set forth below in this Section 5.9 are to be adjusted and prorated between Seller and Purchaser as of 11:59 p.m. Pacific Time on the day immediately preceding the day upon which the Close of Escrow occurs (the “Adjustment Time”) (such that Purchaser shall be deemed to own the Property, and therefore entitled to any revenues and responsible for any expenses, for the entire day upon which the Close of Escrow occurs).  Such adjustments and prorations shall be calculated on the actual days of the applicable month in which the Close of Escrow occurs and all annual prorations shall be based upon a three hundred sixty-five (365)-day year.  The net amount resulting from the prorations and adjustments provided for in this Section 5.9 (along with the allocation of closing costs in accordance with Section 5.6 above) shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the funds to be delivered at Close of Escrow by Purchaser in payment of the Purchase Price.  Any other closing prorations and adjustments which are customarily made in similar real property sales transactions and are not addressed in this Section 5.9 shall be made between Purchaser and Seller in accordance with the customary practice for commercial real estate transactions of similar size in Santa Barbara County, California.  All provisions of this Section 5.9 shall survive the Close of Escrow and the recordation of the Grant Deed for a period of nine (9) months after the Close of Escrow and shall not merge into the Grant Deed and the other documents and instruments delivered at Close of Escrow.

5.9.2                        Real Estate Taxes and Assessments.  Real estate or ad valorem real property taxes, assessments (including installments of business improvement district charges and principal and interest installments due on any community facilities district or local improvement district liens, if any) and personal property taxes with respect to the Property (collectively, “Property Taxes”) shall be prorated based upon the latest available tax bill.  Seller shall be responsible for (a) all Property Taxes relating to any period prior to the Current Tax Period and (b) that portion of the Property Taxes for the Current Tax Period determined on the basis of the number of days which have elapsed from the first day of the Current Tax Period to the Adjustment Time, inclusive, whether or not the same shall be payable prior to or following the Adjustment Time.  Purchaser shall be responsible for (i) all Property Taxes relating to any period after the Current Tax Period, and (ii) that portion of the Property Taxes for the Current Tax Period, determined on the basis of the number of days following the Adjustment Time through the last day of the Current Tax Period, whether or not the same shall be payable prior to or following the Adjustment Time.  The term “Current Tax Period” shall mean the fiscal year of the applicable taxing or charging authority in which the Close of Escrow occurs.  If the latest available tax bill is not the bill for the current tax year, then Property Taxes shall be prorated based upon the latest tax information then available (including previous tax bills, current assessments and other information available from the taxing authorities) and Purchaser and

Seller shall re-prorate the Property Taxes following the Close of Escrow as soon as the current tax bill or other current information becomes available, but in all events no later than the Final Proration Adjustment as provided in Section 5.9.4 below.  Any increase in Property Taxes which is assessed following the Close of Escrow arising out of the sale of the Real Property to Purchaser or a subsequent sale or change in ownership thereafter, and/or arising out of any construction or improvements to the Real Property following the Close of Escrow, shall be paid by Purchaser when assessed.  Refunds of Property Taxes for the Current Tax Period, net of the costs of pursuing any tax contest or protest proceedings and collecting such refunds, shall be prorated in proportion to the respective shares of such Property Taxes borne by Seller and Purchaser hereunder.

5.9.3                        Operating Expenses.  As used herein, “Operating Expenses” means, collectively, all fees and charges for sewer, water, electricity, and other utilities (if any); assessments payable under the Cabrillo CC&Rs; insurance premiums; personal property taxes, business occupational taxes and municipal taxes other than Property Taxes; periodic fees payable under transferable licenses and permits for the operation and maintenance of any of the Property; and other costs and expenses with respect to the operation and maintenance of the Property.  Operating Expenses shall be prorated as of the Adjustment Time such that Seller shall be responsible for all Operating Expenses attributable on an accrual basis to the period prior to the Adjustment Time and Purchaser shall be responsible for all Operating Expenses attributable on an accrual basis to the period from and after the Adjustment Time.  If invoices or bills for any of such costs and expenses (other than utilities) are unavailable on or before the Closing Date, such costs and expenses shall be estimated and prorated at Close of Escrow based upon the latest information available (including prior bills and operating history) and a final and conclusive readjustment of any cost and expense item shall be made upon receipt of the actual invoice or bill, but in all events no later than the Final Proration Adjustment as provided in Section 5.9.4 below.  Purchaser shall take commercially reasonable steps to effectuate the transfer to Purchaser’s name as of the date of Close of Escrow of all utilities which are in Seller’s name, and where necessary, open a new account in Purchaser’s name and post deposits with the utility companies.

5.9.4                        Closing Statement; Final Proration Adjustment.  No less than five (5) Business Days prior to the Closing Date, Seller shall deliver to Escrow Holder all information necessary for Escrow Holder to prepare pro forma closing statements for review by Purchaser and Seller, and Escrow Holder shall promptly prepare and circulate such pro forma closing statements to Purchaser and Seller.  At least two (2) full Business Days prior to the Closing Date, Seller and Purchaser shall agree upon the allocation of costs and expenses to be made in accordance with Section 5.6 above and the prorations to be made in accordance with this Section 5.9 and submit to Escrow Holder executed pro forma closing statements prepared by Escrow Holder for Purchaser and Seller (collectively, the “Closing Statements”).  The Closing Statements shall be utilized for purposes of making the adjustments to the Purchase Price upon the Close of Escrow for closing costs and prorations.  As soon as practicable following the Close of Escrow (but in no event later than nine (9) months after the Close of Escrow), Seller and Purchaser shall reprorate the income and expenses set forth in this Section 5.9 based upon actual bills or invoices received after the Close of Escrow (if original prorations were based upon estimates) and any other items necessary to effectuate the intent of the parties that all income and expense items be prorated as provided above in this Section 5.9 (the “Final Proration

Adjustment”).  Any reprorated items shall be promptly paid to the party entitled thereto.  Any errors or omissions in computing adjustments at the Close of Escrow shall be promptly corrected, but only so long as the party seeking to correct such error or omission has notified the other party of such error or omission no later than the Final Proration Adjustment.  The proration of income and expense at the Final Proration Adjustment shall be final and conclusive; there shall be no further proration or adjustment following the Final Proration Adjustment.

ARTICLE VI

CLOSING CONDITIONS

6.1                                 Purchaser’s Closing Conditions.  Following the Due Diligence Deadline, Purchaser’s obligation to proceed with the Close of Escrow and consummate the purchase of the Property shall be subject only to the satisfaction or waiver by Purchaser of the conditions set forth in this Section 6.1 below (collectively, the “Purchaser Closing Conditions”) on or before the earlier of (a) the time periods specified in each subsection below, or (b) the Closing Date.  The obligations of the parties with respect to the Purchaser Closing Conditions are as set forth below in this Section 6.1.

6.1.1                        Delivery of Title Policy.  At the Close of Escrow, if Purchaser has timely delivered to the Title Company such update, revision or recertification of the Existing ALTA Survey in insurable form, if any, required by the Title Company to issue the ALTA Extended Coverage Title Policy (as defined below) to Purchaser (the “Updated ALTA Survey”), the Title Company shall be irrevocably committed to issue to Purchaser an ALTA Extended Coverage Owner’s Policy of Title Insurance in the amount of the Purchase Price insuring fee title to the Land is vested in Purchaser subject only to the Permitted Exceptions (the “ALTA Extended Coverage Title Policy”).  Alternatively, if Purchaser has not timely delivered to the Title Company an Updated ALTA Survey, the Title Company shall be irrevocably committed to issue to Purchaser an CLTA Policy of Title Insurance, including such standard exceptions as the Title Company may be unwilling to remove without the receipt of the Updated ALTA Survey, in the amount of the Purchase Price insuring fee title to the Land is vested in Purchaser subject only to the Permitted Exceptions (the “CLTA Title Policy”).  As used herein, the term “Title Policy” shall mean and refer to either the CLTA Title Policy or the ALTA Extended Coverage Title Policy, as the case may be.  Any Updated ALTA Survey required by the Title Company for the issuance of the ALTA Extended Coverage Title Policy shall be prepared and delivered at Purchaser’s sole cost and expense and, notwithstanding anything to the contrary contained herein, the scheduled Closing Date shall not be extended to allow Purchaser to obtain an Updated ALTA Survey or any updated title report(s) based thereon (except pursuant to the exercise of Purchaser’s Extension Right, subject to, and in accordance with, the requirements to exercise such Purchaser’s Extension Right).  As used in this Agreement, the term “Permitted Exceptions” shall mean (a) all matters set forth in the Title Documents and any updated title report(s) (including New Title Exceptions) which Purchaser approves pursuant to Section 3.1 above (other than any Seller Monetary Liens which Seller is obligated to remove or cause to be removed pursuant to Section 3.1.1 above); (b) non-delinquent Property Taxes (including non-delinquent community facilities district, business improvement district or local improvement district assessments); (c) the lien of supplemental taxes assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code relating to the period from and after the Close of Escrow, if any, including supplemental assessments resulting from the transfer of the Property to Purchaser; (d) all zoning restrictions, regulations and requirements, all building codes and all other applicable laws, ordinances and governmental regulations affecting the Property, provided Purchaser shall be entitled to review and approve the same pursuant to Section 3.3 above; (e) the Cabrillo CC&Rs; (f) the Hughes Agreement; (g) the Raytheon Access Agreement; (h) the Renco Access Agreement, (i) all matters which would be revealed or disclosed in an accurate survey or by an inspection of the Property; (j) all matters directly caused by or arising through Purchaser or Purchaser’s agents, consultants or contractors; (k) all exceptions and exclusions to coverage which are a part of the promulgated title insurance form; and (l) all matters existing with the written consent of Purchaser.

6.1.2                        Material Adverse Change.  At or prior to the Close of Escrow, there shall have been no material adverse change in the physical condition or legal status of the Property, including any event of Condemnation or Casualty (as such terms of are defined in Article IX below), or pending notice or action by any federal, state or local agency concerning any violation of any law, statute, ordinance or regulation applicable to the Property or any pending notice or action concerning a change in the zoning and/or permitted use of the Property.

6.1.3                        Seller’s Obligations.  Seller shall have performed all of Seller’s material obligations under this Agreement required to be performed by Seller prior to or at the Close of Escrow, including delivery to Escrow Holder of all of the documents referred to in Section 5.3.1 above.

6.1.4                        Seller’s Representations.  Seller’s representations contained in Section 7.1 below of this Agreement shall have been true and correct in all material respects when made and, except as otherwise disclosed to Purchaser in writing as a Qualified Representation and Warranty pursuant to Section 7.2 prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date.

6.1.5                        Leases.  There shall be no leases or any agreements encumbering the Property, except for the Permitted Exceptions and those agreements approved by Purchaser, if any, at Purchaser’s sole discretion.

6.1.6                        Map Act Compliance.  The conveyance of the Property pursuant to this Agreement will not violate the California Subdivision Map Act, codified at in the California Government Code at §66410 et seq. (the “Map Act”).  This condition shall be deemed satisfied as long as the Title Company will issue a subdivision map act endorsement (upon payment of any applicable fees by Purchaser).

6.2                                 Seller Closing Conditions.  Following the Second Due Diligence Deadline, Seller’s obligation to consummate the sale of the Property is conditioned upon the satisfaction or Seller’s written waiver on or prior to the Closing Date of the conditions set forth in this Section 6.2 below (collectively, the “Seller Closing Conditions”).  The obligations of the parties with respect to the Seller Closing Conditions are as set forth below in this Section 6.2.

6.2.1                        Delivery of Purchase Price.  Purchaser shall have deposited into Escrow Immediately Available Funds, in the amount of the Purchase Price Balance plus any amounts in addition to the Purchase Price Balance as are necessary to pay Purchaser’s share of the costs, expenses and prorations required to be borne by Purchaser hereunder.  The Close of Escrow shall occur early enough on the Closing Date so that there is sufficient time for Escrow Holder to disburse the proceeds of the Purchase Price to Seller in Immediately Available Funds no later than 1:00 p.m. (California time) on the Closing Date.

6.2.2                        Purchaser’s Delivery of Closing Documents.  Each of the documents required to be delivered by Purchaser pursuant to Section 5.4 above shall have been timely delivered as provided therein.

6.2.3                        Purchaser’s Obligations.  Purchaser shall have performed all of Purchaser’s material obligations under this Agreement which are required to be performed by Purchaser prior to or at Close of Escrow.

6.2.4                        Purchaser’s Representations.  All of Purchaser’s representations and warranties contained herein shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

6.2.5                        Map Act Compliance.  The conveyance of the Property pursuant to this Agreement will not violate the Map Act.

6.3           Failure of Closing Conditions.

6.3.1                        If any or all of the Purchaser Closing Conditions are not satisfied or expressly waived in writing by Purchaser on or before the Closing Date, Purchaser may elect, in Purchaser’s sole and absolute discretion, to terminate this Agreement; provided, however, nothing contained herein shall be deemed or construed to relieve Seller or Purchaser of any liability or waive any of Purchaser’s or Seller’s remedies if any Purchaser Closing Condition is not satisfied due to a material breach by Seller or Purchaser under this Agreement.

6.3.2                        If any or all of the Seller Closing Conditions are not satisfied or expressly waived in writing by Seller on or before the Closing Date, Seller may elect, in Seller’s sole and absolute discretion, to terminate this Agreement; provided, however, nothing contained herein shall be deemed or construed to relieve Purchaser or Seller of any liability or waive any of Seller’s or Purchaser’s remedies if any Seller Closing Condition is not satisfied due to a material breach by Purchaser or Seller under this Agreement.

6.3.3                        In the event this Agreement is terminated due to the failure of any Purchaser Closing Condition or any Seller Closing Condition, then the Purchase Price Balance and any other funds deposited into Escrow by Purchaser shall be returned to Purchaser in Immediately Available Funds (less the Purchaser Independent Consideration, one-half (1/2) of any escrow and title cancellation fees and charges, which Purchaser hereby agrees to pay; the other one-half (1/2) of such escrow and title cancellation fees and charges shall be paid by Seller and less any portion of the Deposit that Seller is entitled to retain as provided above).

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.1           Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser that the following matters are true and correct as of the Effective Date and, subject to Section 7.2 below, will also be true and correct as of the Close of Escrow in all material respects:

7.1.1                        Authority.  Seller has the legal right, power and authority to enter into this Agreement and the documents required to be delivered by Seller pursuant to the terms of Section 5.3.1 above (the “Seller Closing Documents”) and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and the Seller Closing Documents have been, or as the Close of Escrow will be, duly authorized and no other action by Seller is or will be requisite to the valid and binding execution, delivery and performance of this Agreement and the Seller Closing Documents.  This Agreement has been, and the Seller Closing Documents have been or as of the Close of Escrow will be, duly executed by Seller and this Agreement is, and the Seller Closing Documents when executed and delivered by Seller will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the rights of creditors generally and general principles of equity.

7.1.2                        Foreign Person Affidavit.  Seller is not a foreign person as defined in Section 1445 of the Internal Revenue Code.

7.1.3                        Bankruptcy Matters.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of any of Seller’s assets, suffered the attachment or other judicial seizure of any of Seller’s assets, admitted Seller’s inability to pay Seller’s debts as they come due, or made an offer of settlement, extension or composition to Seller’s creditors generally.

7.1.4                        Specially Designated Nationals and Blocked Persons.  Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (the “Order”) or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or any other similar agency (such lists are collectively referred to as the “Lists”); (b) is a person or entity who has been determined to be subject to the prohibitions contained in the Order; or (c) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined to be subject to the prohibitions contained in the Order.

7.1.5                        Actions.  Except as set forth in the Seller’s Documents and except for the Environmental Matters described in Section 7.7 below, Seller has no actual knowledge of and has received no written notice of any pending, threatened or contemplated actions, suits, claims or proceedings affecting or relating to the Property or Seller (to the extent it relates to the

Property), including any judicial proceedings in eminent domain of the Property or the Common Areas (as defined in the Cabrillo CC&Rs) of the Project serving the Property, nor any matters before a third party dispute resolution body or judicial, administrative or other governmental body.

7.1.6                        Hazardous Materials.  To Seller’s actual knowledge, neither Seller nor its employees have released any Hazardous Materials at the Property.

7.1.7                        Conflict With Existing Laws or Contracts.  To Seller’s actual knowledge as of the Effective Date of this Agreement, and as of the Closing, the execution and delivery of this Agreement does not, and the performance by Seller of its obligations hereunder will not conflict with any provision of any law or regulation to which Seller is subject or conflict with or result in a material breach of or constitute a material default under any of the terms, conditions or provisions of any enforceable agreement or instrument to which Seller is a party and by which it is bound, or result in the creation or imposition of any lien on any of its assets or property which could materially and adversely affect the ability of Seller to discharge its obligations under and complete the transactions contemplated by this Agreement.

7.1.8                        Governmental Action.  To Seller’s actual knowledge, subject to the provisions set forth in Section 7.7 below, as of the date of this Agreement, Seller has received no written notice from any governmental body or agency of any material violation or alleged material violation of any zoning ordinance, land use law or building code with respect to the Property, which material violation or alleged material violation has not been corrected.

7.1.9                        Seller’s Documents.  The Seller’s Documents provided to, or otherwise made available to, Purchaser pursuant to the terms of this Agreement are complete copies of such documents in Seller’s possession.

7.2           Qualification of Representations.  Purchaser agrees that Seller shall have no liability, obligation or responsibility to Purchaser if, at any time prior to the Close of Escrow, Purchaser has knowledge of any information from any source (including the Seller’s Documents, the Purchaser’s Information and the Purchaser’s Property Investigations) which contradicts or would require the qualification of any of the above representations and warranties and Purchaser elects to proceed with the Close of Escrow.  In addition to the foregoing, prior to the Close of Escrow, Seller shall have the right to qualify the representations and warranties made by Seller in Section 7.1 above by delivering written notification to Purchaser within two (2) Business Days following Seller’s first receipt of such information that does or may render such representations and warranties untrue or inaccurate in any way (each, a “Qualified Representation and Warranty”).  In no event shall Seller be liable to Purchaser for, or be deemed to be in default pursuant to this Agreement by reason of any inaccuracy of a representation or warranty which results from any change that occurs between the Effective Date and the Close of Escrow, so long as such change is expressly permitted under the terms of this Agreement or is beyond the control of Seller to prevent; provided, however, if any inaccuracy of a representation or warranty results from any change that occurs due to Seller’s intentional and knowing acts or omissions, such change in circumstance shall be deemed a “Willful Change”.  If Seller notifies Purchaser in writing of a Qualified Representation and Warranty prior to the Close of Escrow, then within ten (10) Business Days after Purchaser’s receipt of such written notification from Seller,

Purchaser may elect, in Purchaser’s sole and absolute discretion, to terminate this Agreement by notice in writing to Seller, the Initial Deposit, including the BRM Deposit, but excluding fifty percent (50%) of Nonrefundable Consideration, shall be refunded to Purchaser, except that, if such Qualified Representation and Warranty is the result of a Willful Change, in which case, the Initial Deposit, including the BRM Deposit and all of the Nonrefundable Consideration, shall be refunded to Purchaser.  Purchaser must elect, by a writing received by Seller within such ten (10) Business Day period (and the Closing Date shall be adjourned, if necessary, for the period of time necessary for Purchaser’s ten (10)-Business Day election period), to either (a) terminate this Agreement and the Escrow, in which event Purchaser shall be entitled to the return of the applicable portion of the Deposit as provided in the provisions set forth above and in Section 2.2.2 above, and Seller and Purchaser shall be relieved of all further obligations and liabilities under this Agreement (except for the Surviving Obligations, which shall survive any such termination), or (b) proceed with the transaction contemplated by this Agreement, in which event the Qualified Representation and Warranty made by Seller shall be deemed to have modified the applicable representation and warranty set forth originally in Section 7.1 above.  In the event that Seller does not receive such written notice from Purchaser within such ten (10)-Business Day period indicating which election Purchaser has decided to make, then Purchaser shall be deemed to have elected to terminate this Agreement.

7.3           Definition of Sellers’ Knowledge.  For purposes of this Agreement, whenever the phrases “to Seller’s knowledge,” “to Seller’s actual knowledge” or words of similar import are used, they shall be deemed to refer to the present actual (as opposed to constructive or imputed) knowledge of Steven K. Fedde and Russ Goodman, without any investigation or inquiry whatsoever by such individuals.  Purchaser acknowledges that the foregoing individuals are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Purchaser.  Purchaser covenants that Purchaser will bring no action of any kind against such individual or any officer, director, member, partner, shareholder, agent, representative, or advisor of Seller arising out of the representations and warranties made by Seller in this Agreement.

7.4           Purchaser’s Representations, Warranties and Waivers.  Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date and will also be true and correct as of the Close of Escrow:

7.4.1                        Authority.  Purchaser has the legal right, power and authority to enter into this Agreement, the documents required to be delivered by Purchaser pursuant to Section 5.4 above (the “Purchaser Closing Documents”) and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and the Purchaser Closing Documents have been duly authorized and no other action by Purchaser is requisite to the valid and binding execution, delivery and performance of this Agreement and the Purchaser Closing Documents.

7.4.2                        Binding Obligations.  This Agreement has been, and the Purchaser Closing Documents have been or as of the Close of Escrow will be, duly executed by Purchaser and this Agreement is, and the Purchaser Closing Documents when executed and delivered by Purchaser will be, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other similar laws affecting the rights of creditors generally and general principles of equity.

7.4.3                        Bankruptcy Matters.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of any of Purchaser’s assets, suffered the attachment or other judicial seizure of any of Purchaser’s assets, admitted Purchaser’s inability to pay Purchaser’s debts as they come due, or made an offer of settlement, extension or composition to Purchaser’s creditors generally.

7.4.4                        Specially Designated Nationals and Blocked Persons.  Neither Purchaser nor any beneficial owner of Purchaser (a) is listed on any of the Lists; (b) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

7.5           Survival.  The representations and warranties of Seller set forth in Section 7.1.1, Section 7.1.2, Section 7.1.3 and Section 7.1.4 of this Agreement and the representations and warranties of Purchaser set forth in Section 7.4 of this Agreement shall survive the Close of Escrow without expiration.  The representations and warranties of Seller set forth in Sections 7.1.5 through 7.1.9 of this Agreement, inclusive, shall survive the Close of Escrow for a period of one (1) year (“Representation and Warranty Period”).  Seller shall be obligated under this Agreement only with respect to breaches of the representations and warranties made by Seller in Sections 7.1.5 through 7.1.9, inclusive, with respect to which Purchaser has notified Seller in writing within the Representation and Warranty Period.  The representations and warranties made by Seller in Sections 7.1.5 through 7.1.9, inclusive, of this Agreement shall expire (and Seller shall have no obligation to cure or any liability) for any breach thereof that Purchaser fails to file an action or make a specific written claim to Seller relative to such breach on or before the expiration of the Representation and Warranty Period.

7.6           Seller’s Operating Covenants.  Seller hereby covenants and agrees with Purchaser that, from and after the Effective Date and until the Close of Escrow:

7.6.1                        Contracts.  Seller shall not enter into any service, maintenance or other contracts affecting the Property which would continue for a period subsequent to the Close of Escrow without the prior written approval of Purchaser, which shall not be unreasonably withheld or delayed so long as such contracts may be terminated without penalty or cause on not more than thirty (30) days’ notice.  Nothing contained in this Agreement shall be deemed or construed to prohibit Seller from amending or modifying the Hughes Agreement, the Raytheon Access Agreement or the Renco Access Agreement so long as any such amendment or modification does not materially and adversely affect the Property or to prohibit Seller from amending or modifying other agreement which affects other portions of the Project and not the Real Property.

7.6.2                        Additional Encumbrances.  Seller shall not create any new encumbrance, charge or lien to be placed or claimed upon the Property other than the Cabrillo CC&Rs and other than matters affecting title to the Property which are permitted by this Agreement.

7.6.3                        Insurance.  Seller will maintain in full force and effect fire and extended coverage insurance upon the Property and commercial general liability insurance with respect to damage or injury to persons or property occurring on the Property in such amounts and with such coverage as are currently maintained by Seller as of the Effective Date, to the extent such amounts and coverages are available on commercially reasonable terms.

7.7           Environmental Matters.  In an effort to assist Purchaser in evaluating the Existing Environmental Reports, Seller is providing a summary of certain environmental conditions as described below.  This summary is not intended to be, nor shall it be deemed or construed as, a representation or warranty of any kind by Seller, and Purchaser shall rely entirely on Purchaser’s own evaluation and review of the Existing Environmental Reports in determining whether to acquire the Property.

7.7.1                        Hughes.  As disclosed in the Existing Environmental Reports, the real property comprising the Project was formerly owned by Hughes Electronics Corporation (“Hughes”).  Seller acquired the Project from Hughes pursuant to a certain Real Property Purchase and Sale Agreement and Escrow Instructions (“Hughes Agreement”).  Certain releases of Hazardous Materials occurred on the Project as a result of the former operations conducted on the Project by Hughes and/or Hughes’ predecessors.  Hughes contracted with Hargis & Associates, Inc. (“Hargis”) to conduct both soil and groundwater investigations at the Project.  The California Department of Toxic Substances Control (the “DTSC”) oversaw the investigations and remediations conducted by Hughes.  Groundwater remediation related to an area referred to in the Existing Environmental Reports as SWMU-2 is ongoing and consists of groundwater extraction through wells accessed from time to time for measurement and sampling and treatment by charcoal adsorption.  The DTSC is continuing to oversee this matter.  SWMU-2 and the groundwater wells and remediation and treatment system are located outside of the Real Property at the locations shown on Exhibit “J” attached hereto (the “Hughes Wells”).  Pursuant to the Hughes Agreement, Hughes retains the right to access the Project, to conduct the SWMU-2 groundwater monitoring and remediation and to conduct such other environmental investigation and undertake and complete such other cleanup, remediation or other actions as may be necessary under any action plans Hughes develops for the Project.  Hughes’ entry rights to the Project are conditioned on Hughes providing to Seller (a) reasonable advance notice of the entry, (b) reasonable evidence of the existence of reasonable and customary commercial general liability insurance covering Hughes and Hughes’ contractor’s operations in connection with such entry (or, in the alternative, reasonable evidence that Hughes is providing equivalent self insurance coverage), and (c) a reasonably detailed written scope of work covering the intended activities.  Hughes is also obliged to exercise Hughes’ reasonable best efforts to avoid unreasonably interfering with the activities and operations on the Project.  At the Closing, Purchaser shall acquire the Real Property subject to the Hughes Agreement, including, but not limited to, the access provisions of the Hughes Agreement described above; provided, however, Seller hereby represents and warrants to Purchaser that to Seller’s actual knowledge, as of the Effective Date, Hughes is not currently performing any activities on the Property pursuant to the Hughes Agreement.  Seller hereby agrees not to enter into any amendment to the Hughes

Agreement that adversely impacts the Property or Purchaser’s rights under this Agreement without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed.

7.7.2                        Raytheon.  As disclosed in the Existing Environmental Reports, a former Raytheon Company (“Raytheon”) facility is situated north of the Real Property (the “Raytheon Facility”).  Certain releases of Hazardous Materials occurred on the Raytheon Facility that impacted groundwater underlying the Raytheon Facility.  The California Regional Water Quality Control Board (the “Water Board”) is overseeing the investigation and remediation of the Raytheon Facility.  Raytheon and Seller entered into that certain Access Agreement dated December 27, 2004 and that certain First Amendment to Access Agreement dated November 8, 2007 (collectively, the “Raytheon Access Agreement”), pursuant to which Seller provided Raytheon access to the Project and Raytheon caused certain groundwater sampling to be conducted and certain groundwater monitoring wells to be installed on the Project at the locations shown on Exhibit “J” attached hereto (the “Raytheon Wells”).  Raytheon is continuing to sample the groundwater through and from the Raytheon Wells installed on the Project and to report said results to the Water Board.  At the Closing, Purchaser shall receive a specific non-exclusive assignment of Seller’s right, title and interest in and to the Raytheon Access Agreement with respect to the Property, which shall be subject to Seller retaining all rights pertaining to the portion of the Project not included in the Land, and in all events pertaining to the period of time prior to the Closing, in substantially the form attached as Exhibit “L” hereto (the “Raytheon Assignment”).  Seller shall use good faith efforts to have Raytheon sign the acknowledgement page of the Raytheon Assignment in the form attached to Exhibit “L” and deliver a copy of same to Purchaser and Escrow Holder prior to the expiration of the Due Diligence Period, with the originals to be delivered at the Closing; provided that the failure to obtain the Raytheon acknowledgment shall constitute a failure of a condition to the Closing for Purchaser’s benefit and shall not constitute a default by Seller. In connection therewith, Purchaser shall acquire the Real Property subject to the Raytheon Access Agreement, including, but not limited to, the access provisions of the Raytheon Access Agreement described above.

7.7.3                        Renco Encoders.  As disclosed in the Existing Environmental Reports, the Renco Encoders (“Renco”) facility is situated northeast of the Real Property (the “Renco Facility”).  Certain releases of Hazardous Materials occurred on the Renco Facility that impacted groundwater underlying the Renco Facility.  The Water Board is overseeing the investigation and remediation of the Renco Facility.  LFR Inc. (“LFR”), the environmental consultant for Renco, requested access to certain portions of the Project to conduct certain investigation and in-situ remediation activities on the Project, which have now been completed with the exception of the monitoring of groundwater monitoring wells installed on the Project by LFR at the locations shown on Exhibit “J” attached hereto (the “Renco Wells”) and Renco, on the one hand, and Seller, on the other hand, entered into that certain Access Agreement, dated June 12, 2009, as amended by that certain First Amendment to Access Agreement dated October 27, 2009 among Seller, LFR and Renco, which provides LFR and Renco access to certain portions of the Project to conduct such work (collectively, “Renco Access Agreement”).  Purchaser shall acquire the Property subject to the terms of the Renco Access Agreement.  At the Closing, Purchaser shall acquire the Real Property subject to the Renco Access Agreement, including, but not limited to, the access provisions of the Renco Access Agreement described above.  At the Closing,

Purchaser shall receive a specific non-exclusive assignment of Seller’s right, title and interest in and to the Renco Access Agreement with respect to the Property, which shall be subject to Seller retaining all rights pertaining to the portion of the Project not included in the Land, and in all events pertaining to the period of time prior to the Closing, in substantially the form attached as Exhibit “M” hereto (the “Renco Assignment”).  Seller shall use good faith efforts to have Renco and LFR each sign the acknowledgement page to the Renco Assignment in the form attached to Exhibit “M” and deliver a copy of same to Purchaser and Escrow Holder prior to the expiration of the Due Diligence Period, with the originals to be delivered at the Closing; provided that the failure to obtain the LFR and Renco acknowledgment shall constitute a failure of a condition to the Closing for Purchaser’s benefit and shall not constitute a default by Seller.  In connection therewith, Purchaser shall acquire the Real Property subject to the Renco Access Agreement, including, but not limited to, the access provisions of the Renco Access Agreement described above.

7.8           Project Construction Activities.  Purchaser acknowledges that Seller, the Association under the Cabrillo CC&Rs and/or other owners of portions of the Project, at their sole cost and expense, will be undertaking the performance of the installation, construction, development and completion of certain work and improvements within the Project following the Close of Escrow, including, but not limited to, the Seller Site Work Improvements set forth in Section 3.7 of this Agreement and the work contemplated in Section 11.1 of this Agreement, and also including the following:  (a) construction of Coromar Drive, including the widening of the existing drive and the installation of curbs, gutters, street lights, hydrants, sidewalks, landscaping and other street improvements, (b) construction of Navigator Way, including the installation of curbs, gutters, landscaping and other street improvements; (c) the modification of curbs, parking space striping and other parking areas on the Land and adjoining property, (d) the installation of sidewalks, landscaping and other street frontage improvements along Hollister Avenue, (e) the refilling and recompaction of the so-called “borrow” pit excavated on the portion of the Project to the south of the Real Property, (f) the relocation of the electrical power transformer and the modification and relocation of the enclosed trash area currently located in the southerly portion of Lot 20 of the Project proximate to the northerly boundary of the Land, (g) the resurfacing, restriping and reconfiguring the parking areas located on the east side of Lot 21 of the Project, (h) the relocation and installation of the above ground power poles and power lines along the westerly boundary of the Land and the Project, (i) the relocation and installation of an existing private fire line along the westerly boundary of Lot 13 of the Project, and (j) the maintenance, repair, reconstruction and replacement of the Common Areas, including Common Utility Lines (as those terms are defined in the Cabrillo CC&Rs) by the Association (collectively, the “Project Construction Activities”).  Subject to the provisions of Section 11.2 below, Purchaser acknowledges such Project Construction Activities may cause noise and other disturbance to the Real Property, including temporary disruption of access and parking for the Real Property.

7.9           Condition of Property.  Except as expressly set forth in Section 7.1 of this Agreement and the Seller Closing Documents, Purchaser acknowledges and agrees that Purchaser is purchasing the Property based solely upon Purchaser’s inspection and investigation of the Property and all documents related thereto, or Purchaser’s opportunity to do so, and Purchaser is purchasing the Property in an “AS IS, WHERE IS” condition, without relying upon any representations or warranties from Seller, implied, express, implied or statutory, of any kind, except as specifically set forth in Section 7.1 of this Agreement and the Seller Closing

Documents.  Without limiting the above, Purchaser acknowledges that neither Seller, except as expressly set forth in Section 7.1 of this Agreement and the Seller Closing Documents, nor any other Seller Party has made any representations or warranties, express or implied, on which Purchaser is relying as to any matters, directly or indirectly, concerning the Property, including the Land, the square footage of the Property, improvements and infrastructure, if any, development rights and exactions, expenses associated with the Property, taxes, assessments, bonds, permissible uses, title exceptions, water or water rights, topography, utilities, zoning of the Property, soil, subsoil, the purposes for which the Property is to be used, drainage, environmental or building laws, rules or regulations, toxic waste or Hazardous Materials or any other matters affecting or relating to the Property.

Without limiting the generality of the foregoing Purchaser hereby expressly waives, releases and relinquishes any and all claims, causes of action, rights and remedies Purchaser may now or hereafter have against Seller, and the Seller Parties, whether known or unknown, with respect to the condition, valuation, salability or utility of the Property or its suitability for any purpose whatsoever, and for any past, present or future presence or existence of Hazardous Materials on, under or about the Property or with respect to any past, present or future violations of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage, release or disposal of Hazardous Materials, including (a) any and all rights Purchaser may now or hereafter have to seek contribution from Seller under Section 113(f)(i) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. § 9613), as the same may be further amended or replaced by any similar law, rule or regulation, (b) any and all rights Purchaser may now or hereafter have against Seller under the Carpenter-Presley-Tanner Hazardous Substances Account Act (California Health and Safety Code, Section 25300 et seq.), as the same may be further amended or replaced by any similar law, rule or regulation, (c) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C.A. §9607), and (d) any and all claims, whether known or unknown, based on nuisance, trespass or any other common law or statutory provisions.  As used herein, the term “Hazardous Material(s)” includes any hazardous or toxic material, substance, irritant, chemical, or waste, including (A) any material defined, classified, designated, listed or otherwise considered under any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substance,” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment, (B) any material, substance or waste which is toxic, ignitable, corrosive, reactive, explosive, flammable, infectious, radioactive, carcinogenic or mutagenic, and which is or becomes regulated by any local governmental authority, any agency of the state of California or any agency of the United States Government, (C) asbestos, (D) oil, petroleum, petroleum based products and petroleum additives and derived substances, (E) urea formaldehyde foam insulation, (F) polychlorinated biphenyls (PCBs), (G) freon and other chlorofluorocarbons, (H) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, and (I) lead-based paint.  For the purposes of this Agreement, the term “Environmental Laws” means any and all federal, state and local, statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities, as may presently exist, or as may be amended or supplemented, or hereafter enacted, relating to the presence, release, generation, use, handling, treatment, storage, transportation or disposal of Hazardous Materials, or the protection of the environment or human, plant or animal health, including CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. § 9601), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Porter-Cologne Water Quality Control Act (Cal. Wat. Code § 13020 et seq.), the Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. Health & Safety Code § 25249.5 et seq.), the Hazardous Waste Control Act (Cal. Health & Safe Code § 25100 et seq.), the Hazardous Materials Release Response Plans & Inventory Act (Cal. Health & Safety Code § 25500 et seq.), and the Carpenter-Presley-Tanner Hazardous Substances Account Act (California Health and Safety Code, Section 25300 et seq.).

THE ABOVE RELEASE IS INTENDED TO BE A FULL RELEASE OF ALL CLAIMS KNOWN AND UNKNOWN.  PURCHASER HEREBY ACKNOWLEDGES THAT PURCHASER HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (“SECTION 1542”), WHICH IS SET FORTH BELOW:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

PURCHASER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE FOREGOING WAIVERS AND RELEASES.

Notwithstanding anything in this Section 7.10 to the contrary, the releases contained in this Section 7.10 are not intended to and do not include any of the following:  (a) any claims arising from fraud on the part of Seller; or (b) any claims arising from a breach of Seller’s express representations or warranties in Section 7.1 above and any obligation or other covenant of Seller under this Agreement which by its express terms survives the Close of Escrow (subject to the limitations, disclaimers and other provisions of this Agreement).

The disclaimers by Seller and the waivers and releases by Purchaser contained in Section 7.9 and this Section 7.10 shall survive the Close of Escrow and the recordation of the Grant Deed indefinitely and shall not be deemed merged into the Grant Deed upon its recordation.

7.10                           Purchaser Acknowledgments.  Purchaser acknowledges and agrees that (a) to the extent required to be operative, the disclaimers of warranties contained in Section 7.9 and Section 7.10 above are “conspicuous” disclaimers for purposes of all applicable laws and other legal requirements, and (b) the disclaimers by Seller and the waivers and releases by Purchaser set forth in Section 7.9 and Section 7.10 above are an integral part of this Agreement, that the Purchase Price has been adjusted to reflect the same and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers by Seller and the waivers and releases by Purchaser set forth in Section 7.9 and Section 7.10 above.

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Purchaser’s Initials

7.11         Purchaser Represented by Counsel.  Purchaser hereby represents and warrants to Seller that:  (a) Purchaser is not in a significantly disparate bargaining position in relation to Seller; (b) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (c) Purchaser is purchasing the Property for business, commercial, investment or other similar purposes.

ARTICLE VIII

TERMINATION AND REMEDIES.

8.1           SELLER’S REMEDIES.  IF THE CLOSE OF ESCROW FAILS TO OCCUR AS A RESULT OF A DEFAULT BY PURCHASER HEREUNDER, THEN SELLER SHALL BE RELEASED FROM SELLER’S OBLIGATION TO SELL THE PROPERTY TO PURCHASER AND SELLER SHALL BE ENTITLED TO RETAIN THE ENTIRE DEPOSIT AS LIQUIDATED DAMAGES.  PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY SELLER AS A RESULT OF SUCH DEFAULT BY PURCHASER, AND AGREE THAT THE DEPOSIT AND THE PAYMENT BY PURCHASER OF ALL ESCROW AND TITLE CANCELLATION CHARGES AND FEES IS A REASONABLE APPROXIMATION THEREOF.  ACCORDINGLY, IN THE EVENT THAT PURCHASER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE PURCHASE OF THE PROPERTY, THE DEPOSIT AND THE PAYMENT BY PURCHASER OF ALL ESCROW AND TITLE CANCELLATION CHARGES AND FEES SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF SELLER, AND SHALL BE PAID BY PURCHASER TO SELLER AS SELLER’S SOLE AND EXCLUSIVE REMEDY.  SELLER AGREES TO WAIVE ALL OTHER REMEDIES AGAINST PURCHASER WHICH SELLER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY PURCHASER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT APPLY TO OR LIMIT SELLER’S RIGHTS OR REMEDIES, AND SHALL NOT LIQUIDATE PURCHASER’S LIABILITY FOR, (A) ANY BREACH BY PURCHASER UNDER THIS AGREEMENT OTHER THAN A BREACH BY PURCHASER WHICH CAUSES THE CLOSE OF ESCROW TO FAIL TO OCCUR, (B) PURCHASER’S OBLIGATIONS TO PAY TO SELLER ALL ATTORNEYS’ FEES AND COSTS OF SELLER TO ENFORCE THE PROVISIONS OF THIS SECTION 8.1 AND/OR THE SURVIVING OBLIGATIONS, AND (C) THE ABILITY AND RIGHT OF SELLER TO ENFORCE THE SURVIVING OBLIGATIONS, INCLUDING INDEMNITY OBLIGATIONS.  THE PAYMENT OF THE DEPOSIT AND THE

PAYMENT BY PURCHASER OF ALL ESCROW AND TITLE CANCELLATION CHARGES AND FEES AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

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Purchaser’s Initials	Seller’s Initials

8.2                                 PURCHASER’S REMEDIES.  IF THE CLOSE OF ESCROW FAILS TO OCCUR AS A RESULT OF A DEFAULT BY SELLER HEREUNDER, THEN PURCHASER SHALL BE ENTITLED TO ELECT, AS PURCHASER’S SOLE REMEDY, EITHER TO:  (A) TERMINATE THIS AGREEMENT BY GIVING SELLER TIMELY WRITTEN NOTICE AT OR PRIOR TO THE CLOSE OF ESCROW, AND UPON SUCH TERMINATION, THE ENTIRE DEPOSIT, STOCKPILING DEPOSIT (IF DELIVERED BY PURCHASER) AND PENFIELD DEPOSIT SHALL BE RETURNED TO PURCHASER AND SELLER SHALL REIMBURSE PURCHASER FOR THE OUT-OF-POCKET COSTS ACTUALLY INCURRED BY PURCHASER IN CONNECTION WITH THIS TRANSACTION IN AN AMOUNT NOT TO EXCEED ONE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($175,000), OR (B) PURSUE THE SPECIFIC PERFORMANCE OF THIS AGREEMENT BUT ONLY IF PURCHASER HAS TENDERED FULL PERFORMANCE OF PURCHASER’S OBLIGATIONS UNDER THIS AGREEMENT INCLUDING BEING READY, WILLING AND ABLE TO DEPOSIT THE PURCHASE PRICE.  NOTWITHSTANDING THE FOREGOING, IF SELLER INTENTIONALLY TRANSFERS THE PROPERTY AND SUCH ACTION PREVENTS PURCHASER FROM OBTAINING SPECIFIC PERFORMANCE, THEN IN SUCH EVENT PURCHASER SHALL BE ENTITLED TO BRING AN ACTION FOR PURCHASER’S ACTUAL DAMAGES.  SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 8.2 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

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Purchaser’s Initials	Seller’s Initials

8.3                                 Seller’s Maximum Post-Closing Liability for Representations and Warranties.  Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser, pursuant to any action following the Close of Escrow for the breach by Seller of any representations and warranties contained in this Agreement, including, but not limited to, those representations and warranties set forth in Section 7.1 above, shall not exceed Five Hundred Thousand Dollars ($500,000.00); provided that such cap on liability shall not be applicable to the Seller Site-Work Improvements, nor Seller’s fraud or willful misconduct.  Except in the event of Seller’s fraud or willful misconduct, Purchaser shall not under any circumstances be entitled to special, consequential or punitive damages.  Notwithstanding the foregoing, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to Purchaser at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transaction, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Purchaser’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than Twenty-Five Thousand Dollars ($25,000).  If Purchaser is awarded damages which in the aggregate exceed Twenty-Five Thousand Dollars ($25,000), Purchaser shall be entitled to the entire amount of such damages.  If Purchaser is awarded damages which in the aggregate are less than Twenty-Five Thousand Dollars ($25,000), Purchaser shall not be entitled to any amount of the damages.  The provisions of this Section 8.3 shall survive the Close of Escrow and the recordation of the Grant Deed, and shall not merge into the Grant Deed and the other documents and instruments delivered at the Close of Escrow.  The foregoing limitations on damages set forth in this Section 8.3 shall in no way apply with respect to any and all adjustments which may be made to the prorations under Section 5.9 of this Agreement from and after the Close of Escrow and prior to the Final Proration Adjustment.

8.4                                 Limited Liability.  Purchaser on Purchaser’s own behalf and on behalf of Purchaser’s agents, members, partners, shareholders, employees, representatives, related and affiliated entities, successors and assigns (collectively, the “Purchaser Parties”) hereby agrees that in no event or circumstance shall any of the Seller Parties other than Seller have any personal liability under this Agreement, or to Purchaser’s Lender in connection with the Property.  The provisions of this Section 8.4 shall survive the Close of Escrow and the recordation of the Grant Deed, and shall not be deemed merged into the Grant Deed or other documents or instruments delivered at the Close of Escrow.

ARTICLE IX

CONDEMNATION AND CASUALTY

9.1                                 Condemnation.  If, prior to the Close of Escrow, any portion of the Property is taken by eminent domain, or is the subject of a pending or a contemplated taking which has not been consummated (collectively, “Condemnation”), then Purchaser shall have the right to terminate this Agreement by written notice to Seller and Escrow Holder within ten (10) Business Days following notification to Purchaser of such Condemnation.  If this Agreement is terminated pursuant to this Section 9.1, neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, and the Initial Deposit and Additional Deposit, as applicable, shall be promptly returned to Purchaser (less the Purchaser Independent Consideration, fifty percent (50%) of the Nonrefundable Consideration and less one-half (1/2) of any escrow and title cancellation fees and charges; the other one-half (1/2) of which escrow and title cancellation fees and charges shall be paid by Seller).  If this Agreement is not terminated by reason of such Condemnation, then Seller shall not compromise, settle or adjust any claims with respect to such Condemnation without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, condition or delayed.

9.2                                 Casualty.  If, prior to the Close of Escrow, any portion of the Property is damaged by earthquake, fire, liquefaction or other event of casualty (collectively, “Casualty”), and the cost to restore the Property to the condition that existed immediately prior to such Casualty is less than Two Hundred Fifty Thousand Dollars ($250,000), in Seller’s reasonable estimate (and verified by a third party contractor not affiliated with Seller), then Purchaser shall be required to purchase the Property, and shall receive from Seller a credit against the Purchase Price at the Close of Escrow in the amount of such restoration estimate, except that, in the event insurance proceeds for such Casualty have not actually been collected by Seller prior to the Close of Escrow, Purchaser shall receive an assignment of such insurance proceeds at the Close of Escrow in lieu of receiving a credit against the Purchase Price.  Alternatively, in the event the cost to restore the Property to the condition that existed immediately prior to such Casualty is or exceeds Two Hundred Fifty Thousand Dollars ($250,000), in Seller’s reasonable estimate (and verified by a third party contractor not affiliated with Seller), then Purchaser shall have the right to terminate this Agreement by written notice to Seller and Escrow Holder within ten (10) Business Days following the determination of the cost to restore the Property.  If this Agreement is terminated pursuant to this Section 9.2, neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, and the Initial Deposit and Additional Deposit, as applicable, shall be promptly returned to Purchaser (less the Purchaser Independent Consideration, fifty percent (50%) of the Nonrefundable Consideration and less one-half (1/2) of any escrow and title cancellation fees and charges; the other one-half (1/2) of which escrow and title cancellation fees and charges shall be paid by Seller).  If this Agreement is not terminated by reason of such Casualty, then Seller shall not compromise, settle or adjust any claims with respect to such Casualty without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, condition or delayed, and Purchaser shall receive from Seller a credit against the Purchase Price at the Close of Escrow in the amount of such restoration estimate for the Casualty, except that, in the event insurance proceeds for such Casualty have not actually been collected by Seller prior to the Close of Escrow, Purchaser shall receive an assignment of such proceeds at the Close of Escrow in lieu of receiving a credit against the Purchase Price.

ARTICLE X

MISCELLANEOUS

10.1                           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when sent via facsimile (with confirmation of same), delivered by U.S. mail, registered or certified, return receipt requested, postage prepaid, or by overnight delivery service showing receipt of delivery, or by personal delivery.  Such notices shall be sent to the parties at the following addresses, or such other address as may otherwise be indicated by any such party in writing.  Any notice sent by facsimile shall also be sent using one of the foregoing methods.

If to Seller:	Santa Barbara Realty Development, L.L.C.
300 Esplanade Drive, Suite 1110
Oxnard, California 93036
Attention: Stephen K. Fedde
Tel: (805) 604-7103
Fax: (805) 983-6974
E-mail: sfedde@Sares-Regis.com

with a copy to:	JPMorgan Asset Management, Inc.
1999 Avenue of the Stars, Suite 2600
Los Angeles, California 90067
Attention: Steven M. Zaun
Tel: (310) 860-7126
Fax: (310) 860-7040
E-mail: steve.zaun@jpmorgan.com

with a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, 5th Floor
Irvine, California 92614-7321
Attention: Sandra A. Jacobson
Tel: (949) 851-5461
Fax: (949) 553-8354
E-mail: sjacobson@allenmatkins.com

If to Purchaser:	Deckers Outdoor Corporation
495-A South Fairview Avenue
Goleta, California 93117
Attention: Tom Garcia
Tel: (805) 967-7611 x1337
Fax: (805) 456-0683
E-mail: tom.garcia@deckers.com

with a copy to:	Stradling Yocca Carlson & Rauth
660 Newport Center Drive Suite 1600
Newport Beach, California 92660
Attention: Josh C. Grushkin, Esq.
Tel: (949) 725-4108
Fax: (949) 823-5108
E-mail: jgrushkin@sycr.com

with a copy to:	CresaPartners
20950 Warner Center Lane, Suite B
Woodland Hills, California 91367
Attention: Carlo Brignardello
Tel: (805) 338-6032
Fax: (310) 207-0930
E-mail: cbrignardello@cresapartners.com

If to Escrow Holder	Fidelity National Title Insurance Company
4050 Calle Real, Suite 100
Santa Barbara, California 93140
Attention: Susan Lowe
Tel: (805) 879-9401
Fax: (805) 879-9450
E-mail: Susan.Lowe@fnf.com

Notices as aforesaid shall be effective upon actual receipt, or when receipt is refused.

10.2                           Entire Agreement; Participation in Drafting.  This Agreement constitutes the entire understanding of the parties and all prior agreements, representations, and understandings between the parties, whether oral or written, are deemed null and void, all of the foregoing having been merged into this Agreement.  The parties acknowledge that each party and such party’s counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation or enforcement of this Agreement or any amendments or exhibits to this Agreement or any document executed and delivered by either party in connection with this Agreement.

10.3                           Agreement Binding on Parties.

10.3.1                  Successors and Assigns.  Subject to Section 10.3.2 and Section 10.3.3 below, this Agreement, and the terms, covenants, and conditions contained herein, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and permitted assigns of each of the parties hereto.

10.3.2                  Assignment by Purchaser.  Purchaser may assign Purchaser’s rights under this Agreement without Seller’s consent only so long as all of the following conditions are satisfied:  (a) the assignee must be an Affiliate (as defined below) of Purchaser or a Financing Partner (as defined below); (b) the Deposit has been deposited into Escrow by Purchaser; (c) Purchaser shall remain primarily liable for the performance of Purchaser’s obligations under this Agreement; and (d) the assignee must expressly assume in writing all of Purchaser’s obligations under this Agreement and Purchaser shall deliver to Seller a copy of the fully executed written assignment agreement between Purchaser and such assignee at or before the Closing.  Any assignment of Purchaser’s rights under this Agreement without the prior written consent of Seller which does not satisfy the requirements in the foregoing clauses (a) through (d) of this Section 10.3.2 shall be void.  For the purposes of this Section 10.3.2, Section 10.3.3 and Article XII below, an “Affiliate” shall mean an entity which is controlled by, controls, or is under common control with the applicable party to this Agreement.  For the purposes of this Section 10.3.2, a “Financing Partner” shall mean an assignee of Purchaser that is assuming all or a portion of Purchaser’s obligations under this Agreement in connection with (a) a sale-leaseback transaction, in which Purchaser, or an Affiliate of Purchaser, is concurrently entering into a lease agreement for the Property with such Financing Partner, or (b) any other transaction in which the involvement of such Financing Partner is to assist with the financial obligations of Purchaser at the Close of Escrow, but where in all such circumstances, Purchaser, or an Affiliate of Purchaser, will be the ultimate occupant and user of the entire Property following construction of the improvements to be build on the Property following the Close of Escrow.  Notwithstanding any assignment to a Financing Partner as provided above, in no event shall Purchaser (1) be permitted to assign or transfer the obligations of the Construction Management Agreement (it being agreed that the obligation to enter such agreement as a condition to the Close of Escrow shall remain Purchaser’s (or its Affiliate’s) sole obligation; and (2) be permitted to assign or transfer the rights and obligations with respect to the Right of First Offer set forth in Article XII (it being agreed that such rights and benefits shall remain solely between Seller and Purchaser or its Affiliates).

10.3.3                  Assignment by Seller.  Seller may assign Seller’s rights under this Agreement without Purchaser’s consent only so long as all of the following conditions are satisfied:  (a) the assignee of Seller must be an entity which is an Affiliate of Seller; (b) Seller shall remain primarily liable for the performance of Seller’s obligations under this Agreement, including all post-closing obligations of Seller expressly set forth in this Agreement; and (c) the assignee must expressly assume in writing all of Seller’s obligations under this Agreement and Seller shall deliver to Purchaser a copy of the fully executed written assignment and assumption agreement between Seller and such assignee at or before the Closing.  Any assignment of Seller’s rights under this Agreement without the prior written consent of Purchaser which does not satisfy the requirements in the foregoing clauses (a) through (c) of this Section 10.3.3 shall be void.

10.4                           Severability.  If for any reason, any provision of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement and to the extent any provision of this Agreement is not determined to be unenforceable, such provision, or portion thereof, shall be, and remain, in full force and effect.

10.5                           California Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

10.6                           Modifications/Survival.  Exhibits A through M attached hereto shall be deemed a part hereof.  This Agreement, including exhibits, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Real Property, including that certain letter of intent, dated April 15, 2011.  There are no other understandings, oral or written, which in any way alter or enlarge the terms of this Agreement, and there are no warranties or representations of any nature whatsoever, either expressed or implied, except as may expressly be set forth herein.  Any and all future modifications of this Agreement will be effective only if it is in writing and signed by both Purchaser and Seller.  The terms and conditions of such future modifications of this Agreement shall supersede and replace any inconsistent provisions in this Agreement.

10.7                           Dispute Costs.  In the event any dispute between the parties with respect to this Agreement results in litigation, arbitration or other proceeding, the prevailing party shall be reimbursed by the party not prevailing in such proceeding for all reasonable costs and expenses, including reasonable attorneys’ and experts’ fees and costs, court reporter transcription fees, filing and case service fees and arbitration fees incurred by the prevailing party in connection with such litigation, arbitration or other proceeding and any appeal thereof.  Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any.  The provisions of this Section 10.7 shall survive any termination of this Agreement or the Closing and shall not be deemed merged into the Grant Deed or any other document or instrument delivered at Close of Escrow.

10.8                           Time of the Essence; Business Days.  Time is of the essence in the performance of each of the parties’ respective obligations contained in this Agreement.  Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific Time) on such date or dates.  References to “days” shall refer to calendar days except if such references are to Business Days.  The term “Business Days” shall mean and refer to days which are not a Saturday, Sunday or a legal holiday under the laws of the State of

California.  Notwithstanding the foregoing, if any period terminates on a Saturday, a Sunday, or a legal holiday under the laws of the State of California, the termination of such period shall be on the next succeeding Business Day.  The time in which any act provided under this Agreement is to be done shall be computed by excluding the first day and including the last day, unless the last day is a Saturday, a Sunday, or a legal holiday under the laws of the State of California, and then it is also so excluded.

10.9                           Required Actions of Purchaser and Seller.  Purchaser and Seller agree to execute such instruments and documents and to diligently undertake such actions as may be reasonably required in order to consummate the purchase and sale herein contemplated and shall use good faith efforts to accomplish the Close of Escrow in accordance with the provisions of this Agreement.

10.10                     Memorandum of Agreement.  Concurrent with the execution of this Agreement, Seller and Purchaser shall execute and deliver to Escrow Holder, for recording against the Property in accordance with the provisions set forth in Section 2.2.1(a) above, a Memorandum of Agreement in substantially the form attached hereto as Exhibit “H” (the “Memorandum of Agreement”).  Concurrent with the execution of this Agreement, Purchaser shall also execute, notarize and deliver a quitclaim deed (“Quitclaim”) in the form attached hereto as Exhibit “I”, which Purchaser hereby authorizes Escrow Holder to immediately record in the event this Agreement is terminated for any reason other than Seller’s default.  The obligations in this provision shall survive the termination of this Agreement.

10.11                     Drafts not an Offer to Enter into a Legally Binding Contract.  The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property.  The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when Seller and Purchaser have fully executed and delivered (or caused the delivery) to each other a counterpart of this Agreement with all exhibits attached hereto.

10.12                     Multiple Counterparts.  This Agreement may be executed in multiple counterparts (each of which is to be deemed original for all purposes).  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon so long as such signature page is attached to any other counterpart of this Agreement identical thereto except having additional signature pages executed by the other parties to this Agreement attached thereto.

10.13                     Electronic Signatures.  Seller and Purchaser each (a) has agreed to permit the use from time to time, where appropriate, of telecopy or other electronic signatures in order to expedite the transaction contemplated by this Agreement, (b) intends to be bound by its respective telecopy or other electronic signature, (c) is aware that the other will rely on the telecopied or other electronically transmitted signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of this Agreement and the documents affecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy or electronic transmission only.

10.14                     Limitations on Benefits.  It is the explicit intention of Purchaser and Seller that, except for the Seller Parties referred to above in this Agreement, no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder.  Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including Broker or Purchaser’s Lender) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

10.15                     Interpretation.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:  (a) all exhibits attached hereto are incorporated herein by reference; (b) the section and subsection headings contained in this Agreement are for convenience only and in no way enlarge or limit the scope or meaning of the various sections or subsections hereof; (c) all dollar amounts are expressed in United States currency; (d) all defined terms in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (e) references herein to “Sections,” subsections, paragraphs and other subdivisions without reference to a document are to designated Sections, subsections, paragraphs and other subdivisions of this Agreement; (f) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (g) the words “hereof,” “herein,” “thereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (h) the word “including” or “includes” means “including, but not limited to” or “includes without limitation”; (i) the words “approval,” “consent” and “notice” shall be deemed to be preceded by the word “written”; (j) any reference to this Agreement or any Exhibits hereto and any other instruments, documents and agreements shall include this Agreement, Exhibits and other instruments, documents and agreements as originally executed or existing and as the same may from time to time be supplemented, modified or amended; and (k) unless otherwise specifically provided, all references in this Agreement to a number of days shall mean calendar days rather than Business Days.

10.16                     No Partnership/Fiduciary Relationship.  The parties acknowledge and agree that the relationship created by this Agreement between Seller, on the one hand, and Purchaser, on the other hand, is one of contract only, and that no partnership, joint venture or other fiduciary or quasi-fiduciary relationship is intended or in any way created hereby between Seller and Purchaser.

10.17                     Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants, indemnities, representations and warranties of Purchaser and Seller set forth in this Agreement shall not survive the recordation of the Grant Deed and the Close of Escrow and shall be deemed merged into the Grant Deed upon its recordation.

10.18                     1031 Exchange.  Purchaser agrees to reasonably cooperate with Seller, in any like kind exchange pursuant to the terms of Internal Revenue Code § 1031, provided (a) such cooperation is at no additional cost, expense or liability to Purchaser, including attorneys’ fees and costs, and does not delay the Close of Escrow, (b) Purchaser shall have no obligation to take title to any other property in connection with the exchange, (c) such exchange shall not delay the Close of Escrow, and (d) all of the representations, warranties, covenants and indemnification obligations of Seller set forth in this Agreement shall not be affected or limited by Seller’s use of an exchange accommodator and shall survive the exchange and shall continue to inure directly from Seller for the benefit of Purchaser.

ARTICLE XI

STOCKPILING WORK, SELLER’S SITE WORK AND PROJECT CONSTRUCTION

11.1                           Stockpiling Work.

11.1.1                  Purchaser may desire that Seller cause certain soil stockpiling and building pad work for the Parcel 2 Building (also known as “Building 12”) (the “Stockpiling Work”) to be performed as soon as possible following the Effective Date.  As inducement for Seller to perform the Stockpiling Work prior to Purchaser’s waiver of contingencies and the Close of Escrow, Purchaser shall (a) deposit with Escrow Holder, in Immediately Available Funds, the sum of Sixteen Thousand Dollars (“Penfield Deposit”) within three (3) Business Days after the mutual execution and delivery to Escrow Holder of this Agreement (time being of the essence); and (b) provide cooperation to Seller so that Seller may seek all necessary governmental permits to enable Seller to perform the Stockpiling Work as contemplated herein (the “Stockpiling Permits”).  Additionally, at any time following the Effective Date (but in no event later than September 30, 2011), Purchaser may deliver written notice to Seller requesting that Seller commence the Stockpiling Work (the “Start Notice”).  Seller hereby agrees to promptly commence performance of the Stockpiling Work following Purchaser’s delivery of the Start Notice so long as concurrently with the delivery of the Start Notice Purchaser also deposits with Escrow Holder, in Immediately Available Funds, the sum of Five Hundred Seventy Eight Thousand and No/100s Dollars ($578,000.00) (the “Stockpiling Deposit”).

11.1.2                  Purchaser and Seller acknowledge and agree that the timely completion of the Stockpiling Work is essential for Purchaser’s intended development of the Property, and time is of the essence for Seller’s performance of the Stockpiling Work following Purchaser’s delivery of the Start Notice and the Stockpiling Deposit, subject to the provisions expressly set forth in this Agreement.  Therefore, following the opening of escrow, Seller shall use the Penfield Deposit to engage Penfield & Smith (“Penfield”) to prepare a revision of the previously prepared stockpile and erosion control plans, topo survey, engineering processing support and technical plan check for the Parcel 2 Building (the “Penfield Stockpiling Contract”) and diligently pursue to completion the Penfield Stockpiling Contract.  Following Purchaser’s delivery of the Start Notice and the Stockpiling Deposit, (i) Seller covenants and agrees to diligently pursue issuance of the Stockpiling Permits, and (ii) upon issuance of the Stockpiling Permits, Seller shall promptly commence the Stockpiling Work.  Seller shall use commercially reasonable efforts to have the stockpile in place within sixty (60) days after the “Trigger Date”, which shall be the later to occur of (a) the date of Purchaser’s delivery of the Start Notice and the Stockpiling Deposit, or (b) the date permits for the Stockpiling Work are available and to have the Stockpiling Work completed on or before the date that is six (6) months following the Trigger

Date (subject to Force Majeure Delays and delays caused by Purchaser).  To further induce Seller’s timely completion of the Stockpiling Work, Purchaser and Seller hereby instruct Escrow Holder to immediately disburse the Penfield Deposit to Seller without any further instructions required by Seller or Purchaser hereunder.  Additionally, Escrow Holder shall immediately disburse the Stockpiling Deposit to Seller without any further instructions required by Seller or Purchaser hereunder if the Stockpiling Permits are available on the date the Stockpiling Deposit is delivered by Purchaser, or within three (3) days after the Stockpiling Permits are available if the Stockpiling Deposit is delivered by Purchaser prior to the date the Stockpiling Permits are available.  The Penfield Deposit (and the Stockpiling Deposit, once delivered by Purchaser) shall be non-refundable under all circumstances, except for Seller’s default.  In addition, the Penfield Deposit (and the Stockpiling Deposit, once delivered by Purchaser) shall be refunded to Purchaser if an Entitlement Appeal Action exists (and same has not been resolved to the satisfaction of Purchaser) upon the expiration of the Due Diligence Period (but in no event if the Agreement is terminated prior to the expiration of the Due Diligence Period), as contemplated in Section 3.10.4 above.

In the event the Close of Escrow occurs, Purchaser shall receive a credit towards the Purchase Price in the amount of both (i) the Stockpiling Deposit (if delivered by Purchaser), and (ii) the Penfield Deposit (collectively, the “Stockpiling Credit”).

11.1.3                  Notwithstanding anything to the contrary herein, if the Start Notice and the Stockpiling Deposit have not been delivered on or before 5:00 pm Pacific Time September 30, 2011 as provided above (the “Early Stockpile Deadline”), then (i) Seller shall have no obligation to seek the Stockpiling Permits prior to the Closing, (ii) Purchaser shall have no obligation to deliver the Stockpiling Deposit (and thus the Trigger Date shall in no event occur), and (iii) Seller shall have no obligation to complete the Stockpiling Work prior to the Closing as provided above, and Seller shall instead complete the Stockpiling Work in conjunction with the Seller Site Work Improvements subsequent to the Close of Escrow pursuant to Section 11.2 below.  In the event Seller is to complete the Stockpiling Work subsequent to the Close of Escrow in conjunction with the Seller Site Work Improvements, the Holdback Funds (as defined in Section 11.2.3 below) shall be increased by Four Hundred Thirty Four Thousand Five Hundred Dollars ($434,500.00) (the “Stockpile Holdback Amount”), subject to mutually agreed upon adjustment based upon the amount of the actual final bids obtained by Seller as contemplated in Section 11.2.3.

11.2                           Seller Site Work.

11.2.1                  Seller Site Work.  As a condition for the benefit of Purchaser that survives the Close of Escrow and the recordation of the Grant Deed, Seller shall complete the Seller Site Work Improvements (as defined in Section 3.7(c) above) in accordance with the Finished Parcel Plan and the Offsite Plan (including the Stockpiling Work if the Start Notice and the Stockpiling Deposit have not been delivered by the Early Stockpile Deadline), at Seller’s sole cost and expense (collectively, the “Seller Site Work Construction”).  No later than thirty (30) days after the Effective Date, Seller shall provide Purchaser with copies of the qualified estimates obtained from a third party contractor for the performance of the Seller Site Work Construction (the “Estimates”), in addition to copies of all plans and specifications prepared in connection with the Estimates, and the pricing breakdown for each component of the Seller Site Work

Construction.  Each component of the Seller Site Work Construction referenced in the Estimates shall be completed no later than the dates specified for completion of the particular component in the schedule of performance to be negotiated and mutually approved by Purchaser and Seller in writing prior to the expiration of the Due Diligence Period, and thereafter attached hereto as Exhibit “K” and incorporated herein by this reference (the deadline for completion of each item being the applicable “Post-Closing Deadline”), it being understood that time is of the essence for Seller’s completion of the Seller Site Work Construction; provided that such date may be extended for force majeure delays and delays caused by Purchaser.  The Seller Site Work Construction shall be deemed complete upon written confirmation from the City or other applicable agency that the Seller Site Work Construction is substantially complete in accordance with the Finished Parcel Plan and the Offsite Plan, and Seller has obtained and delivered to Purchaser unconditional lien waivers from all parties that may have lien rights against the Property in connection with the Seller Site Work Construction.  As used herein, “Force Majeure Delays” shall mean strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Agreement (but excluding delays due to financial inability).

11.2.2                  Purchaser’s Self-Help Rights.  In the event Seller fails to complete the any portion of the Seller Site Work Construction on or before the applicable Site Work Deadline (as such date may be extended to force majeure delays and delays caused by Purchaser), then following ten (10) Business Days notice to Seller and Seller’s failure to complete or to be diligently pursuing the completion of the Seller Site Work Construction within such timeframe, Purchaser may complete all or a portion of the incomplete components of the Seller Site Work Construction (“Purchaser’s Self-Help Rights”).

(a)                                  Purchaser shall be reimbursed for all reasonable costs and expenses incurred by Purchaser in connection with the exercise of Purchaser’s Self-Help Rights with such reimbursement and interest payments to be paid to Purchaser within ten (10) Business Days after Purchaser’s delivery to Escrow Holder and Seller, from time to time (but no more often than once per month), of reasonable evidence of such costs and expenses incurred by Purchaser (a “Purchaser Reimbursement Request”).  Within ten (10) Business Days after receipt of each Purchaser Reimbursement Request, provided Seller has not reasonably objected to said costs, Escrow Holder shall pay to Purchaser from the Holdback Funds (as defined below) the amount set forth in such Purchaser Reimbursement Request.

(b)                                 Notwithstanding the foregoing, in the event the costs and expenses incurred by Purchaser exceed the amount of the Holdback Funds and Purchaser has completed the Seller Site Work Construction in accordance with the Finished Parcel Plan and the Offsite Plan upon which the bids were prepared, Seller shall be obligated to pay the excess amounts directly to Purchaser outside of escrow within fifteen (15) Business Days after Purchaser’s delivery of each such Purchaser Reimbursement Request.

(c)                                  To facilitate the exercise of Purchaser’s Self-Help Rights, Seller shall cause all contracts for the Seller Site Work Construction based upon the bids to be expressly assignable to Purchaser at no cost to Purchaser in the event Purchaser’s Self-Help Rights are exercised.  Seller hereby agrees to deliver to Purchaser copies of the executed contracts for the Seller Site Work Construction promptly upon execution of the same by Seller and the third party contractor, it being understood that such contracts may not be executed prior to the Closing.

11.2.3                  Holdback for Seller Site Work Construction.  Purchaser and Seller acknowledge and agree that the timely completion of the Seller Site Work Construction is essential for Purchaser’s intended development of the Property, and time is of the essence for Seller’s performance of the Seller Site Work Construction, subject to the provisions expressly set forth in this Agreement.  To secure Seller’s obligation to timely complete the Seller Site Work Construction, Seller hereby instructs Escrow Holder to hold back from Seller’s proceeds at the Close of Escrow an amount equal to One Million Nine Hundred Thousand Dollars ($1,900,000.00) [one hundred twenty-five percent (125%) of the total amount of the budget for the Seller Site Work Construction, based upon the bids obtained by Seller and mutually approved by Purchaser prior to the expiration of the Due Diligence Period, but excluding the amounts associated for any Offsite Work for which Seller has already posted a performance bond with the City and/or County] (the “Holdback Funds”); provided, however, the amount of the Holdback Funds shall be subject to increase by the Stockpile Holdback Amount if the Start Notice and the Stockpiling Deposit have not been delivered by the Early Stockpile Deadline, in addition to upward adjustment to be mutually agreed upon by Purchaser and Seller prior to the Closing expiration of the Due Diligence Period based upon the amount of the actual final bids obtained by Seller for the Seller Site Work Constriction.  The Holdback Funds shall may be disbursed from time to time to Seller as provided below or to Purchaser as provided herein:

(a)                                  Seller shall be reimbursed from the Holdback Funds for all reasonable costs and expenses incurred by Seller in connection with completing the Seller Site Work Improvements, within ten (10) Business Days after Seller’s delivery to Escrow Holder and Purchaser, from time to time (but no more often than once per month), of reasonable evidence of such costs and expenses incurred by Seller (a “Seller Reimbursement Request”).  Within ten (10) Business Days after receipt of each Seller Reimbursement Request, provided Purchaser has not reasonably objected to said costs, Escrow Holder shall pay to Seller from the Holdback Funds the amount set forth in such Seller Reimbursement Request.

(b)                                 In the event Purchaser exercises Purchaser’s Self-Help Rights, Escrow Holder shall release all or portion of the Holdback Funds to Purchaser in the amount of each Purchaser Reimbursement Request.  Purchaser and Seller hereby instruct Escrow Holder to release such payment to Purchaser within ten (10) Business Days after Purchaser’s delivery of a Purchaser Reimbursement Request to Escrow Holder and Seller.

(c)                                  Any Holdback Funds not disbursed pursuant to a Seller Reimbursement Request or a Purchaser Reimbursement Request shall remain in Escrow until such time as Purchaser confirms in writing to Escrow Holder and Seller that the Seller Site Work Construction has been completed (which notice Purchaser shall be obligated to promptly provide when the conditions in Section 11.2.1 have been satisfied), at which time all remaining Holdback Funds, if any, shall be released to Seller.

(d)                                 Purchaser and Seller hereby instruct Escrow Holder to release such payment to Purchaser and/or Seller, as applicable, within ten (10) Business Days after the delivery of a Seller Reimbursement Request or Purchaser Reimbursement Request, as applicable, to Escrow Holder and the other party.  Any funds not disbursed as provided in this Article XI shall remain in Escrow until such time as Purchaser confirms in writing to Escrow Holder and Seller that the Seller Site Work Construction has been completed (which notice Purchaser shall be obligated to immediately provide when the conditions in Section 11.1.1 have been satisfied), at which time all remaining Holdback Funds, if any, shall be released to Seller.

11.3                           Project Construction Activities.  As contemplated in Section 7.8 above, following the Close of Escrow, Seller will be performing the Project Construction Activities.  In connection with Purchaser’s acknowledgement in Section 7.8 that such Project Construction Activities may cause noise and other disturbance to the Real Property, including temporary disruption of access and parking for the Real Property, Seller hereby agrees that it shall use commercially reasonable efforts to insure that the Project Construction Activities (i) shall not delay the development of and construction of the Real Property by Purchaser following the Close of Escrow, and (ii) shall not materially interfere with or adversely affect Purchaser’s access to and use of the Property during business hours.

ARTICLE XII

RIGHT OF FIRST OFFER

12.1                           Right of First Offer.  During Escrow and following the Close of Escrow, so long as Purchaser or an Affiliate of Purchaser is in “Possession of the Property” (defined as Purchaser or an Affiliate of Purchaser (a) being the owner of the Property, or (b) occupying any portion of the Property pursuant to a lease agreement), Seller shall provide Purchaser with a Right of First Offer to lease or purchase (the “Right of First Offer”) the land commonly known as Parcel 4, which consists of approximately 3.72 acres and is currently designated to be improved with an office building known as Building 4 (the “First Right Property”).  The term for the Right of First Offer shall expire sixty (60) months following the Close of Escrow (the “ROFO Period”).  For the purposes of the Right of First Offer, the land (and any portion thereof) and, if applicable, any improvements (and any portion thereof), including, but not limited to, Building 4 (and any portion thereof), are included within the definition of the First Right Property.  If Seller receives an offer to purchase or lease the First Right Property (including the land or any to be built improvements [i.e., a build to suit for lease or sale], or any portion of the improvements [i.e. a lease for a portion of the space within Building 4]) during the ROFO Period that Seller intends to accept, then Seller shall deliver written notice of same to Purchaser (an “Offer Notice”).

12.1.1                  Purchaser shall have until 5:00 pm Pacific Time on the date that is fourteen (14) days after Purchaser’s receipt of such Offer Notice (the “Acceptance Deadline”) to deliver to Seller a written notice that Purchaser elects to purchase or lease, as applicable, the First Right Property (or such portion of the First Right Property specified in such Offer Notice) in accordance with the terms of the Offer Notice.  Purchaser’s failure to timely accept the Right of First Offer in writing before the Acceptance Deadline shall be deemed Purchaser’s waiver of its Right of First Offer for such Offer Notice.

12.1.2                  In the event Purchaser does not accept the Offer Notice or does not respond to Seller prior to the expiration of the Acceptance Deadline, Seller shall be free to sell or lease, as applicable, the First Right Property upon substantially the same terms contained in such Offer Notice (a “Third Party Transaction”).  However, if any Third Party Transaction is not consummated (which in the case of a build to suit lease or purchase, shall mean the purchase agreement or lease has been executed) within one hundred eighty (180) days after the Acceptance Deadline, or the financial terms of such transaction are reduced by more than ten percent (10%) of the amount set forth in the Offer Notice, the Right of First Offer shall again be made to Purchaser.

12.1.3                  Notwithstanding Purchaser’s waiver of an Offer Notice that results in a Third Party Transaction, all subsequent offers to purchase or lease the First Right Property (or any portion thereof) shall continue to be subject to the Right of First Offer if (a) any Third Party Transaction for the sale of the First Right Property is terminated prior to closing escrow, or (b) any Third Party Transaction lease expires or is terminated prior to the expiration of the ROFO Period.

12.2                           Acceptance.  If Purchaser timely accepts the Right of First Offer by delivering written notice to Seller on or before the Acceptance Deadline, then Purchaser and Seller shall enter into a purchase agreement or lease, as applicable, pursuant to the terms contained in the Offer Notice.  In the event of a purchase transaction in connection with the Right of First Offer, such purchase agreement shall be substantially in the form of this Agreement (subject to the economic terms, due diligence timeframes and development provisions of the Offer Notice).  Notwithstanding the foregoing, if Seller delivers an Offer Notice to sell the First Right Property to Purchaser during the first twelve (12) months following the Close of Escrow, or if Purchaser elects to purchase the First Right Property without Seller delivering an Offer Notice during the first twelve (12) months following the Close of Escrow, the purchase price for the First Right Property shall be equal to Thirty Five and 18/100 Dollars ($35.18) per square foot (for an aggregate of approximately $5,723,680.40, based upon 162,697 square feet of land) (the “Twelve Month Price”), provided, however, Purchaser and Seller acknowledge and agree that the Twelve Month Price does not include any improvements on the First Right Property, but does expressly include Seller’s architecture and engineering plans for a 60,000 square foot +/- building known as Building 4 (the “Existing Plans”), which Seller has previously completed at an approximate cost of One and 54/100 ($1.54) per square foot.

12.3                           Speculative Building on First Right Property.  In the event Seller desires to construct speculative improvements on the First Right Property during the ROFO Period, including, but not limited to, the construction of Building 4, Seller shall deliver written notice to Purchaser of its intention to do so, and include details of the contemplated speculative improvements if such development will not be consistent with the Existing Plans (a “Speculative Build Notice”).  Purchaser shall then have thirty (30) days after receipt of such Speculative Build Notice to either (i) purchase the First Right Property without the contemplated improvements at the Twelve Month Price (if Seller’s notice is delivered during the first twelve (12) months following the Close of Escrow), (ii) negotiate a purchase price with Seller for the First Right Property with or without the contemplated improvements (if Seller’s notice is delivered after the first twelve (12) months following the Close of Escrow, but prior to the expiration of the ROFO Period; provided that in no event shall the purchase price be less than the Twelve Month Price), or (iii) decline to purchase the First Right Property at such time.

12.3.1                  If Purchaser declines to purchase the First Right Property pursuant to the Speculative Build Notice, Seller may complete the improvements in its discretion; provided, however, Purchaser shall again have the Right of First Offer with respect to the First Right Property as improved, for the balance of the ROFO Period.  Notwithstanding the foregoing, after Purchaser declines to purchase the First Right Property pursuant to the Speculative Build Notice, if Seller then fails to commence construction of improvements on the First Right Property within six (6) months after the date of Seller’s Speculative Build Notice, Seller shall then be obligated to provide a new Speculative Build Notice to Purchaser in the event Seller thereafter elects to pursue construction of speculative improvements during ROFO Period.

12.3.2                  If any Speculative Build Notice is delivered by Seller after the first twelve (12) months after the Close of Escrow, but prior to the expiration of the ROFO Period, and Purchaser elects to purchase the First Right Property as provided above, Purchase and Seller shall negotiate the purchase price for the First Right Property in good faith.  In the event Purchaser and Seller fail to mutually agree in writing on a purchase price for the First Right Property within thirty (30) days following Purchaser’s receipt of Seller’s Speculative Build Notice (the “Expiration of the Negotiation Period”), then the purchase price for the First Right Property shall be the higher of the Twelve Month Price or the Fair Market Price.  The “Fair Market Price” for the First Right Property shall be determined as follows:

(a)                                  Within five (5) Business Days after the Expiration of the Negotiation Period, Purchaser and Seller shall exchange in writing their respective last, best and final proposed amounts for the First Right Property purchase price (each a “Final Proposal”).

(b)                                 Within fifteen (15) days after the Expiration of the Negotiation Period, Seller and Purchaser shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5)-year period ending on the date of such appointment in the sale of commercial (including office) properties in the Goleta, California area.  Each appraiser shall have no prior or current business or affiliated relationship with, nor shall have previously acted in any capacity for, Seller or Purchaser.  The determination of the appraisers shall be limited solely to the issue of whether Seller’s or Purchaser’s Final Proposal is the closest to the actual fair market price for the First Right Property, as determined by the appraisers.

(c)                                  The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(d)                                 The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the Seller’s or Purchaser’s Final Proposal is the Fair Market Price, and shall notify Seller and Purchaser thereof.  During such thirty (30)-day period, Seller and Purchaser may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and

Seller and Purchaser may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(e)                                  The decision of the majority of the three (3) appraisers shall be binding upon Seller and Purchaser and neither party shall have the right to reject the decision.

(f)                                    If either Seller or Purchaser fails to appoint an appraiser within the time period specified above, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Seller’s or Purchaser’s Final Proposal), and shall notify Seller and Purchaser thereof, and such appraiser’s decision shall be binding upon Seller and Purchaser.

(g)                                 If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Santa Barbara County to appoint a third appraiser meeting the qualifications set forth herein.  The third appraiser, however selected, shall be a person who shall have no prior or current business or affiliated relationship with, nor shall have previously acted in any capacity for, either Seller or Purchaser.

(h)                                 The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be borne entirely by Purchaser; provided that if Purchaser does not elect to proceed, all of the appraisal costs shall become the responsibility of Purchaser and Purchaser shall immediately reimburse Seller for any costs incurred by Seller for same.

12.3.3                  Subsequent to the final determination of the by the Fair Market Price for the First Right Property, in the event the Fair Market Price is greater than (a) Purchaser’s Final Proposal, and (b) the Twelve Month Price, then Purchaser shall have ten (10) days to revoke its election to purchase the First Right Property, in which case Purchaser shall then be deemed to have waived the right to acquire the Property pursuant to such Speculative Build Notice, but the provisions in Section 12.3.1 above shall still apply.

12.4                           Continuing Right.  Regardless of whether or not Seller constructs improvements on the First Right Property during the ROFO Period, the Right of First Refusal shall continue in effect for the duration of the ROFO Period so long as Purchaser or an Affiliate continues to be in Possession of the Property, unless Seller has entered into a Third Party Transaction that results in the conveyance of fee title to the entirety of the First Right Property prior to the expiration of the ROFO Period, in which case the Right of First Refusal shall be deemed of no further force and effect upon the recordation in the applicable Official Records of the grant deed for such Third Party Transaction.  For example, if after Purchaser declines to purchase the First Right Property pursuant to a Speculative Build Notice, Seller constructs the contemplated improvements, and then, during the ROFO Period, Seller receives an offer to lease a portion of the improved First Right Property that Seller intends to accept, Seller shall still be obligated to deliver an Offer Notice to Purchaser as contemplated above.  If Purchaser waives the right to lease such portion of the improved First Right Property, Seller shall continue to be obligated to deliver subsequent Offer Notices, including, but not limited to, an Offer Notice to lease the remaining vacant portion of the improvements, or an Offer Notice for the sale of the First Right Property as improved and occupied by one or more tenants.  Also by way of example, if Purchaser declines to purchase the First Right Property pursuant to an Offer Notice, and the resulting Third Party Transaction is terminated prior to the close of escrow for such transaction, Seller is obligated to provide a new Offer Notice if Seller receives a new offer for the purchase of the First Right Property.  Similarly, if Purchaser declines to lease a portion of the improved First Right Property pursuant to an Offer Notice, and the resulting Third Party Transaction lease expires by its terms or is terminated prior to the expiration of the ROFO Period, Seller is obligated to provide a new Offer Notice if Seller receives a new offer for the lease of such portion of the First Right Property.  Additionally, the Right of First Refusal shall automatically terminate and be of no further force and effect if neither Purchaser or an Affiliate of Purchaser are in Possession of the Property.

12.5                           Terms of Sale.  If Purchaser purchases the First Right Property from Seller pursuant to the Right of First Offer, prior to Seller constructing Building 4 or similar improvements on the land, Seller’s obligation, at Seller’ sole cost and expense, with regard to the condition and delivery of the First Right Property upon the close of escrow of Purchaser’s purchase shall include the following:

(a)                                  A final parcel map for the Property approved by City including approximately 3.72 acres (with no material decrease in the size set forth herein) shall be completed, recorded in Santa Barbara County and delivered to Purchaser.

(b)                                 All entitlements and approvals from the City and from any other applicable governmental agencies to build a two-story office building consisting of approximately 60,000 rentable square feet for Building 4 (or other improvements as may be mutually agreed upon in writing by Purchaser and Seller) shall be completed and issued with conditions of approval satisfactory to Purchaser.

(c)                                  All of Seller’s right, title and interest in all architectural, engineering, construction, landscaping and other building design plans, including all rights to use the same, shall be transferred to Purchaser at the closing as part of the property at no additional cost.  Seller shall deliver to Purchaser assignments of all such materials, each including a consent thereto executed by the applicable architect, engineer, contractor, landscape architect or other consultant who performed or provided any designs or services in connection with the Property.

(d)                                 There shall be no leases or any agreements encumbering the First Right Property, except those approved by Purchaser, if any, at Purchaser’s sole discretion.

(e)                                  On-Site Improvements (not including any Purchaser’s buildings and related parking, hardscape and landscape improvements):  A detailed site plan and specifications, which shall be mutually agreed by Seller and Purchaser during Purchaser’s applicable contingency period, outlining the scope of work to be completed by Seller, as part of the agreement in connection with the First Right Property, in order to deliver the First Right Property in a condition of a “finished and graded lot with stubbed-out utilities on the site” ready for the construction of the 60,000 rentable square foot building.

(f)                                    Off-Site Improvements:  A detailed site plan and specifications, which shall be mutually agreed by Seller and Purchaser during Purchaser’s applicable contingency period, outlining the scope of work to be completed by Seller, at Seller’s sole cost, as part of the agreement for the First Right Property, in connection with all the off-site work, including but not limited to the common areas; street widening; streets construction, including any signalized intersections; wetlands and park; etc., required by the City of Goleta and any other applicable governmental agencies as conditions of approval, or otherwise, for the construction of the 60,000 rentable square foot building.  Purchaser’s approval of said off-site plans shall be limited solely to work that is required to be performed on or adjacent to the First Right Property.  Purchaser shall not unreasonably withhold its consent so long as same will not have a material adverse effect on the Purchaser’s Required Modifications or Purchaser’s use of and access to the First Right Property.

12.6                           Quitclaim.  Upon the Close of Escrow, Seller and Purchaser shall execute and record the Memorandum of ROFO against the First Right Property in substantially the form attached hereto as Exhibit “G”.  Said Memorandum of ROFO shall automatically terminate at the expiration of the ROFO Period; provided that Purchaser shall deliver to Seller a quitclaim deed in recordable form within ten (10) days after Seller’s request after the expiration of the ROFO Period.  Such obligation shall survive the Close of Escrow.

[END OF TEXT; SIGNATURES FOLLOW ON
IMMEDIATELY SUCCEEDING PAGES]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PURCHASER:	DECKERS OUTDOOR CORPORATION,
a Delaware corporation

	By:	/s/ Zohar Ziv
		Print Name:	Zohar Ziv
		Print Title:	COO

	By:	/s/ Thomas George
		Print Name:	Thomas A. George
		Print Title:	CFO

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS]

SELLER:	SANTA BARBARA REALTY DEVELOPMENT, L.L.C., a Delaware limited liability company

	By:	SRG Santa Barbara,
a Delaware limited liability company,
Management Member

		By:	Hagestad Enterprises,
a California general partnership,
its Operating member

			By:	Hagestad Management Company,
a California corporation,
its Managing General Partner

				By:	/s/ John Hagestad
John S. Hagestad
Its: President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS]

ACCEPTANCE BY ESCROW HOLDER

FIDELITY NATIONAL TITLE INSURANCE COMPANY hereby acknowledges that it has received originally executed counterparts or a fully executed original of the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.

Dated: September 6, 2011	FIDELITY NATIONAL TITLE INSURANCE COMPANY

	By:	/s/ Susan Lowe
		Name:	Susan Lowe
		Title:	Escrow Officer